Exhibit 1.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

KVH INDUSTRIES, INC.,

EMCORE CORPORATION,

AND

Delta Acquisition Sub, Inc.

August 9, 2022

i

Table of Contents

(continued)

Table of Contents

(continued)

LIST OF EXHIBITS

EXHIBIT A	Assumed Contracts
EXHIBIT B	R&W Insurance Policy Binder
EXHIBIT C	Closing Certificate
EXHIBIT D	Assignment and Assumption
EXHIBIT E	Bill of Sale
EXHIBIT F	[Intentionally Omitted]
EXHIBIT G	Trademark Assignment Agreement
EXHIBIT H	Patent Assignment Agreement
EXHIBIT I	Transition Services Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of August 9, 2022 by and among EMCORE Corporation, a New Jersey corporation (“Parent”), Delta Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”) and KVH Industries, Inc., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, the Boards of Directors of each of Parent, Purchaser and Seller believe it is in the best interests of each respective company and its stockholders that Purchaser acquire the Purchased Assets (the “Asset Purchase”) and employ Key Personnel and, in furtherance thereof, have approved the Asset Purchase;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, the Key Personnel have signed the Employment Documents, the effectiveness of which shall be contingent upon the Closing; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Purchaser’s willingness to enter into this Agreement, Seller has obtained the consent to the change of control of the Purchased Assets contemplated hereby from the parties to the Contracts set forth on Section 2.8(f) of the Disclosure Schedule.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein and for other good and valuable consideration, the parties, intending to be legally bound, hereby agree as follows:

1.            Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

“8-K Filing” has the meaning set forth in Section 5.1.

“8-K Financial Information” has the meaning set forth in Section 5.11.

“AAA” has the meaning set forth in Section 2.6.

“Affiliate” shall mean with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Persons. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Assumed Contract” means those agreements between Seller and a third Person listed on Exhibit A attached hereto and shall include all Intellectual Property Agreements.

“Assumed Liabilities” means all Liabilities of any kind, to the extent resulting from, arising out of, or relating to the (i) Purchased Assets or (ii) the Business, but, in each case, excluding the Excluded Liabilities. For clarity, such Assumed Liabilities must be primarily related to the Purchased Assets.

“Backlog” means, as of the applicable date of measurement, the (a) value of incomplete work-in-progress under Contracts with customers for the products and services of Seller related to the Business as of such date, and (b) estimated value of projects awarded to Seller related to the Business, for which letters of intent, notices of intent to award such projects, or notices of intent to proceed have been received or for which work has been started (excluding work that has already been completed) but Contracts with the customer have not been entered into.

“Business” means the Inertial Navigation business and reporting segment of Seller, including without limitation all operations located at Seller’s Tinley Park, Illinois facility to the extent primarily related to such segment (it being understood that such Tinley Park operations not so primarily related are described in Section 2.2 of the Disclosure Schedule).

“Business Day” means a day that isn’t Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Los Angeles, California.

“Business Employee” means any individual who (i) is a Transferred Employee, (ii) immediately prior to the Closing is an employee of a Seller or an Affiliate of Seller and who in the ordinary course has performed services primarily on behalf of the Business, (iii) is a former employee of Seller or an Affiliate of Seller who immediately prior to termination of employment with Seller or such Affiliate, in the ordinary course was performing services primarily on behalf of the Business (or any predecessor to the Business), or (iv) on or prior to the Closing Date receives from Seller or an Affiliate of Seller an offer to be employed with Seller or such Affiliate to perform services exclusively on behalf of the Business but who as of the Closing Date has not commenced such employment, but in the cases of clauses (ii), (iii) and (iv), excluding any Excluded Employee. For the avoidance of doubt, “Business Employee” shall include any individual described in clauses (i), (ii), or (iv) who is absent on the Closing Date because of illness or being on short-term or long-term disability (including maternity disability), workers’ compensation, vacation, parental leave of absence or other absence or leave of absence.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended.

“Cash Consideration” shall mean (a) $55,000,000, minus (b) the Deducted Liabilities, plus or minus, as applicable, (c) the Closing Working Capital Adjustment. For clarity, at the Closing, there will be no adjustment to Cash Consideration either positive or negative for Closing Working Capital and the Estimated Closing Working Capital shall be the amount set forth in the Closing Certificate.

“CERCLA” has the meaning set forth in Section 3.27(a)(i).

“Closing” has the meaning set forth in Section 2.2.

“Closing Certificate” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Working Capital” means, as of 11:59 p.m. on the Closing Date, (a) Seller’s Current Assets to the extent not Excluded Assets, minus (b) Seller’s Current Liabilities to the extent not Excluded Liabilities. For clarity, Closing Working Capital may be a positive or negative number.

“Closing Working Capital Adjustment” means, as finally determined, the Overpayment or Underpayment, as applicable.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the definition of “Shares” in this Section 1.

“Confidential Information” shall collectively refer to all non-public information in the possession of the recipient or material disclosed or provided by one party to the other, either orally or in writing, or obtained by the recipient party from a third party or any other source, concerning any aspect of the Business or the Purchased Assets, including without limitation, any information or material pertaining to products, formulae, specifications, designs, processes, plans, policies, procedures, employees, work conditions, legal and regulatory affairs, assets, inventory, discoveries, trademarks, patents, manufacturing, packaging, distribution, sales, marketing, expenses, financial statements and data, customer and supplier lists, raw materials, costs of goods and relationships with third parties.

“Contribution” has the meaning set forth in Section 3.14(b)(x).

“Contributors” has the meaning set forth in Section 3.14(b)(x).

“Contract” has the meaning set forth in Section 3.14(a)(i).

“Controlled” has the meaning set forth in Section 3.14(a)(ii).

“Copyrighted Works” has the meaning set forth in Section 3.14(a)(iii).

“Current Assets” shall mean, in each case solely to the extent such asset is included in the Purchased Assets, Seller’s (a) accounts receivable (net of allowance for doubtful accounts), (b) inventories (net of reserve for obsolescence), (c) prepaid expenses, and (d) other current assets, all determined in accordance with GAAP applied consistently with past practices of Seller.

“Current Liabilities” shall mean, in each case solely to the extent such liability is an Assumed Liability, Seller’s (a) accounts payable, (b) deferred revenue, and (c) other current accrued liabilities, all determined in accordance with GAAP applied consistently with past practices of Seller.

“Damages” shall mean all Liabilities, Taxes, losses, costs, damages, reasonable expenses, interest, penalties, reasonable attorneys’ fees, reasonable third-party expert fees, reasonable consultant fees, reasonable, documented fees incurred in connection with the enforcement of the rights of any Purchaser Indemnified Person, fines, judgments and awards. The term Damages as used herein is not limited to matters asserted by third parties, but also includes Damages incurred in the absence of claims by a third party. In no event shall Damages include exemplary or punitive damages (other than such damages that are paid pursuant to a Third-Party Claim).

“Deducted Liabilities” shall mean the dollar amount of all obligations (without duplication) of Seller in respect of Liabilities (other than Taxes) that give rise to Encumbrances on the Purchased Assets.

“Disclosure Schedule” has the meaning set forth in Section 3.

“Electronic Data Room” shall mean the electronic data room populated by Seller and to which Purchaser has been provided access in connection with the due diligence investigation conducted prior to the execution of this Agreement.

“Employment Documents” has the meaning set forth in Section 2.8(e).

“Encumbrance” shall mean any lien, pledge, charge, mortgage, conditional sale, security interest, trust or deemed trust (whether contractual, statutory or otherwise arising), exclusive license or usage rights, encumbrance, claim, option, right of first refusal, equitable interest, title retention or title reversion agreement, preemptive right, community property interest or encumbrance of any nature, whether accrued, absolute, contingent or otherwise, and any rights or privilege capable of becoming any of the foregoing. Notwithstanding the foregoing, “Encumbrance” shall not include liens for Taxes not yet due and payable.

“Environmental Laws” has the meaning set forth in Section 3.27(a)(i).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any affiliate of Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“Exchange Act” shall mean the U.S. Securities and Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Employee” means any employee set forth on Schedule 1(a).

“Excluded Liabilities” shall mean all Liabilities (including Excluded Taxes) other than the Assumed Liabilities, or items set forth on Section 2.4 of the Disclosure Schedule.

“Excluded Taxes” shall mean (i) all Taxes (or the non-payment thereof) of Seller; (ii) any and all Taxes of any Person imposed on any Purchaser as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring in a Pre-Closing Tax Period, (iii) any Taxes relating to any Excluded Assets, and (iv) any Transfer Taxes.

“Financial Statements” shall mean the unaudited income statements and balance sheets of the Seller for the Business for the six-month period ending on June 30, 2022; and the audited financial statements of the Seller for the Business on a consolidated basis, for (i) the year ended December 31, 2021; and (ii) the year ended December 31, 2020 (with respect to clause (i) and (ii), as filed in Seller’s applicable 10-K).

“Fraud” means, with respect to a party, common law fraud under the Laws of the State of Delaware that is intentional or made with actual knowledge (but expressly excluding fraud based on negligent misrepresentation, recklessness, promissory fraud or other fraud that is not intentional or made with actual knowledge) with respect to the making of the representations and warranties set forth in Section 3 and Section 4 of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Contract” means any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, modification, or change order by which any of the Purchased Assets or the Business are bound or affected or to which Seller is a party or by which it is bound primarily related to the Business or the Purchased Assets, and a party thereto is (a) a United States Governmental Entity, (b) any prime contractor of a United States Governmental Entity or (c) any subcontractor at any tier with respect to any contract of a type described in clauses (a) or (b) above, including any Other Transactional Authority (OTA) agreement. A task, purchase, or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Government Contract Bid” means a quotation, bid or proposal issued by a company that, if accepted or awarded, would result in a Government Contract.

“Governmental Entity” has the meaning set forth in Section 3.3.

“Governmental Order” means any order, ruling, decision, verdict, agreement, conciliation, writ, judgment, injunction, decree, subpoena, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Materials” has the meaning set forth in Section 3.27(a)(ii).

“Indemnifying Party” shall mean Seller.

“Independent Accounting Firm” has the meaning set forth in Section 2.6.

“Intellectual Property Agreements” has the meaning set forth in Section 3.14(a)(v).

“Intellectual Property Rights” has the meaning set forth in Section 3.14(a)(iii).

“Information Systems” has the meaning set forth in Section 3.14(h)(ii).

“Insurance Policies” has the meaning set forth in Section 3.23.

“Key Personnel” shall mean those employees listed on Schedule 1(b).

“Law” shall mean all applicable foreign, federal, state, and local governmental laws (including common law), statutes, ordinances, codes, regulations, rules, permits, licenses, certificates, injunctions, judgments, decrees, orders, and requirements of a Governmental Entity.

“Leased Real Property” means all real property leased, subleased or licensed by or (to the extent primarily used in connection with the Business) to the Seller and set forth on Section 3.28 of the Disclosure Schedule, including all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Leases” has the meaning set forth in Section 3.28(a).

“Liabilities” shall include all obligations and liabilities of any nature whether matured or unmatured, fixed or contingent whether or not required to be included in financial statements.

“Licensed IP Assets” has the meaning set forth in Section 3.14(a)(v).

“Licensed IP Rights” has the meaning set forth in Section 3.14(a)(vii).

“Material Adverse Effect” shall mean any event, change, violation or effect that is, or would reasonably be expected to be, materially adverse to the Business, financial condition, properties, Assets, Liabilities, operations or results of operations of Seller, taken as a whole, but will not include any adverse event, change, violation or effect to the extent arising from: (a) any changes after the date hereof in GAAP or Law, (b) any changes in interest rates or general economic conditions (whether in the United States or internationally), (c) any changes generally applicable to industries in which Seller operates, (d) the announcement of, entry into or pendency of, the transactions contemplated hereby, (e) any action taken by Seller at the request of Purchaser, (f) any national or international political or social event or occurrence or material worsening or escalation thereof (including acts of war or terrorism), (g) any earthquake, hurricane, tornado or other natural disaster, or (h) any spread of Novel Coronavirus (i.e. COVID-19); except in the case of each of clauses (a), (b), (c), or (f), to the extent such event, change, violation or effect disproportionately affects Seller relative to other participants in the industries in which Seller operates.

“Material Contract” has the meaning set forth in Section 3.16(d).

“Officer’s Certificate” has the meaning set forth in Section 6.3.

“Open Source License” has the meaning set forth in Section 3.14(b)(iv).

“Open Source Materials” has the meaning set forth in Section 3.14(b)(iv).

“Organizational Documents” shall mean the constituent governing documents of an entity, including the document pursuant to which the relevant entity was formed or incorporated and the bylaws of such entity, each as amended.

“Owned Real Property” means all real property owned by the Seller or any of its Affiliates relating to or used in connection with the Business and set forth on Section 3.28 of the Disclosure Schedule, including all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Patentable Inventions” has the meaning set forth in Section 3.14(b)(i).

“Patents” has the meaning set forth in Section 3.14(a)(viii).

“Pending Claims Account” has the meaning set forth in Section 6.3.

“Permit” means any consent, permit, grant, clearance, license, order, approval, franchise, registration or other authorization of any Governmental Entity that is required for the operation of the Business.

“Person” shall mean any person or entity.

“Personnel” shall mean the employees of Seller set forth on Schedule 1(c), in each case with the written consent of Purchaser.

“PIIA” has the meaning set forth in Section 2.8(e).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Product Software” has the meaning set forth in Section 3.14(g)(ii).

“Prorated Taxes” means personal property, real property, or other similar ad valorem Taxes imposed on the Business or the Purchased Assets for any Straddle Period.

“Purchased Assets” means all assets, properties, rights and interests primarily related to the Business that are held by Seller or any of its Affiliates, including those assets set forth in Section 2.1(a) – (f).

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Indemnified Person” has the meaning set forth in Section 6.1(b).

“RCRA” has the meaning set forth in Section 3.27(a)(i).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Retained Employees” means the employees listed on Schedule 1(d).

“R&W Insurance Policy Binder” means the Binder Agreement for Buyer-Side Representations and Warranties Insurance Policy, dated as of the date hereof, between Fusion Specialty Americas Insurance Services, LLC and Parent, attached hereto as Exhibit B.

“R&W Insurance Policy” means the buyer-side representations and warranties insurance policy bound as of the date hereof, in substantially the same form as the draft policy attached hereto as part of Exhibit B.

“SEC” has the meaning set forth in Section 5.1.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Seller Employee Plan” shall mean each plan, program, policy, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, relocation, performance awards, bonus, incentive, stock option, share purchase, share bonus, phantom stock, stock appreciation right, pension, supplemental retirement, fringe benefits, short and long term disability, medical, dental, welfare, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, which is or has previously been sponsored, maintained, contributed to, or required to be contributed to by Seller or any ERISA Affiliate or for which Seller or any ERISA Affiliate has any Liabilities, for the benefit of any Business Employee or other service provider performing services on behalf of the Business, whether or not subject to ERISA.

“Seller’s Knowledge” and similar references refer to the actual knowledge of Brent Bruun, Roger Kuebel, Felise Feingold, Sean McCormack, and Jeffrey Brunner, as such knowledge would be obtained after conducting a reasonably diligent inquiry, including of their direct reports, concerning the subject matter in question.

“Shares” shall mean shares of Seller’s Common Stock, (“Common Stock”) and Preferred Stock.

“Standard Representations” has the meaning set forth in Section 6.1(a).

“Standard Sales Contracts” has the meaning set forth in Section 3.16(a).

“Stockholders” shall mean holders of Shares as of immediately prior to the Closing.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Target Current Facilities” has the meaning set forth in Section 3.27(b).

“Target IP Rights” has the meaning set forth in Section 3.14(a)(ix).

“Target Products” has the meaning set forth in Section 3.14(a)(x).

“Target Source Code” has the meaning set forth in Section 3.14(e)(iii).

“Target Technology Assets” has the meaning set forth in Section 3.14(a)(ix).

“Tax” or “Taxes” shall mean, whether disputed or not, any and all United States federal, state and local taxes, and all taxes of any other country, and all assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, gross income, net income, alternative or add-on minimum tax, gains, profits, sales, use, stamp, transfer, business and occupation, commercial activity, gross receipts, value added, goods and services, customs duty, services, bulk sales, ad valorem, property taxes (real, tangible or intangible), escheat, unclaimed property, franchise, capital stock, net worth, license, registration, fringe benefit, withholding, payroll, social security (or equivalent), employment, unemployment, disability, severance, recapture, excise, premium, environmental or windfall profit tax or other tax, governmental fee or other governmental assessment or charge, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Authority” shall mean any Governmental Entity responsible for the imposition, determination, assessment or collection of any Tax or the review or audit of any Tax Return.

“Tax Return” shall mean any return (including any schedule or attachment and any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with applicable Law relating to any Taxes.

“Technology Assets” has the meaning set forth in Section 3.14(a)(xiv).

“Third-Party Claim” has the meaning set forth in Section 6.3.

“Title Company” means First American Title Company.

“Trademark” has the meaning set forth in Section 3.14(a)(xiii).

“Transaction Agreements” shall mean this Agreement, and any agreement entered into in connection with or pursuant to the Agreement, including without limitation, the Assignment and Assumption, the Bill of Sale, the Transition Services Agreement and any amendments to the foregoing.

“Transfer Taxes” means all federal, state, local, or non-U.S. transfer, documentary, sales, use, stamp, registration, value added, property (real, tangible or intangible), customs, duty, and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated as a result of the Asset Purchase. For the avoidance of doubt, Transfer Taxes shall not include income Taxes.

“Transferred Employee” means the Key Personnel and the Personnel.

“Viruses” has the meaning set forth in Section 3.14(g)(ii).

2.            Purchase and Sale.

2.1            Purchase and Sale of the Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, or shall cause its Affiliate to sell, to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s (or such other Person’s, as applicable) right, title and interest in and to the Purchased Assets free and clear of all Encumbrances (other than, in the case of Target IP Rights and Target Technology Assets, nonexclusive licenses entered into in the ordinary course of business) and Purchaser agrees to purchase from Seller all of Seller’s (or such other Person’s, as applicable) right, title and interest in and to the Purchased Assets, including without limitation, the following:

(a)            the Target IP Rights and Target Technology Assets;

(b)            the property interests in the Target Current Facilities, including the Owned Real Property and Seller’s interest in the Leased Real Property;

(c)            to the extent transferable under applicable Law, all Permits (including applications for issuance or renewal thereof and application materials in process), if any, held by the Seller that are primarily used in the Business or that relate to the Owned Real Property or the Leased Real Property;

(d)            all rights of Seller under the Assumed Contracts, if any;

(e)            all materials, papers, records, research and documentation (in paper or electronic format) to the extent primarily relating to the foregoing assets and the operation of the Business, and copies of the Assumed Contracts;

(f)            all rights and benefits of the credits, prepaid expenses and deposits that exclusively relate to any of the Assumed Contracts (“Deposits”), excluding, for the avoidance of doubt, any such items that are related to Taxes;

(g)            to the extent transferable, all rights under express or implied warranties from suppliers with respect to the Purchased Assets;

(h)            all rights to causes of action, choses in action, rights of recovery, insurance benefits, rights of set-off of any kind, lawsuits, claims, bankruptcy claims or proofs of claims and demands of any nature in each case primarily related to the Purchased Assets or Assumed Liabilities, excluding, for the avoidance of doubt, any such items that are related to Taxes;

(i)            all trade accounts and notes receivable and other miscellaneous receivables of Seller, whether due from customers, vendors or suppliers, that arise exclusively from the Business prior to the Closing to the extent included in Closing Working Capital;

(j)            all other goodwill related to any of the foregoing assets or the Business;

(k)            those assets listed on Schedule 2.1; and

(l)            all rights, claims and privileges pertaining to, arising out of, or associated with, the assets described in Section 2.1(a) through 2.1(g) above.

2.2            Excluded Assets. Notwithstanding anything to the contrary herein, the Purchased Assets do not include any assets of Seller or any subsidiary thereof except to the extent expressly set forth in Section 2.1 above, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Without limiting the foregoing, Excluded Assets include the following assets and properties of Seller or any of its subsidiaries:

(a)            all cash and cash equivalents, bank accounts and securities;

(b)            all Contracts that are not Assumed Contracts;

(c)            all Intellectual Property Rights and Technology Assets other than the Target IP Rights and Target Technology Assets;

(d)            all Seller Employee Plans and trusts or other assets attributable thereto;

(e)            all rights to refunds and prepayments of Taxes paid by Seller and to Tax Returns of Seller;

(f)            those assets listed on Schedule 2.2; and

(g)            all assets, properties and rights used by Seller or any of its subsidiaries in their respective businesses other than those related to the Business.

2.3            Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement, remotely by electronic exchange of required Closing documents, or at such other time and place as the parties mutually agree upon in writing (the “Closing Date”). The Closing shall be deemed to be effective at 12:01 a.m. Pacific Standard Time on the Closing Date.

2.4            Liabilities of Seller. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall assume all Assumed Liabilities. Purchaser shall not assume any Liability of Seller of any kind, whether currently existing or hereinafter created, other than the Assumed Liabilities.

2.5            Deducted Liabilities and Closing Working Capital Estimates. In the form attached hereto as Exhibit C is Seller’s estimate in good faith of the amount of the Deducted Liabilities and Closing Working Capital, respectively, and a certificate (the “Closing Certificate”) setting forth such estimates, together with the calculation of the Cash Consideration calculated as set forth in the definition of “Cash Consideration”. As used herein, “Estimated Deducted Liabilities” and “Estimated Closing Working Capital” mean the estimates of Deducted Liabilities and Closing Working Capital, respectively, set forth in the Closing Certificate, and “Estimated Cash Consideration” means an amount equal to the Cash Consideration calculated as set forth in the definition of “Cash Consideration,” assuming for purposes of such calculation that the Deducted Liabilities is equal to the Estimated Deducted Liabilities and that the Closing Working Capital is equal to the Estimated Closing Working Capital, and taking into account the Employee Document Holdback Amount pursuant to Section 2.10. Purchaser and its representatives, including Purchaser’s independent accountants, prior to and after the date hereof will be entitled to reasonable review of Seller and the information provided by its representatives, including its independent accountants supporting documents and analysis, prepared in connection with the delivery of the Closing Certificate.

2.6            Post-Closing Adjustments.

(a)            Adjustment Statement. Within 45 days after the Closing Date, either (a) Purchaser shall prepare and deliver to Seller an adjustment statement, setting forth the amount of the Deducted Liabilities and the Closing Working Capital, respectively, and, based on such calculations, Purchaser’s written calculation of the Cash Consideration and the adjustment necessary to reconcile the Estimated Cash Consideration to the Cash Consideration (the “Preliminary Adjustment Statement”) or (b) the Cash Consideration shall be equal to the Estimated Cash Consideration. Following the delivery of the Preliminary Adjustment Statement to Seller, Purchaser shall afford Seller a reasonable opportunity to examine, including by remote access, the statements and such supporting schedules, analyses, work papers, and other underlying records or documentation. Purchaser shall reasonably cooperate with Seller and its representatives in such examination. If within 15 days following delivery of such Preliminary Adjustment Statement to Seller, Seller has not delivered to Purchaser a written objection notice setting forth in reasonable detail the reasons for which Seller does not agree with the calculation of the Preliminary Adjustment Statement or if the Preliminary Adjustment Statement is not delivered within 45 days of the Closing, then the Preliminary Adjustment Statement shall be deemed final and binding on the parties. If Seller delivers the objection notice within such period, then Purchaser and Seller shall endeavor in good faith to resolve the objections. In the event Purchaser and Seller are unable to agree on the Preliminary Adjustment Statement calculations after good faith negotiations for a period not to exceed 15 days, the remaining disputes will be resolved pursuant to Section 2.7.

(b)            Adjustment of Cash Consideration. If the Cash Consideration is greater than or equal to the Estimated Cash Consideration (the amount by which the Cash Consideration exceeds the Estimated Cash Consideration, the “Underpayment”), promptly but in no event later than ten (10) Business Days after the Closing Certificate becomes final and binding in accordance with the terms hereof, Purchaser shall make (or cause to be made) a payment to Seller of the amount equal to the Underpayment, which payment shall be made by wire transfer of immediately available funds to the account previously designated by Seller. If the Estimated Cash Consideration is greater than or equal to the Cash Consideration (the amount by which the Estimated Cash Consideration exceeds the Cash Consideration, the “Overpayment”), Seller shall make (or cause to be made) a payment to Purchaser of the amount equal to the Overpayment, which payment shall be made by wire transfer of immediately available funds to the account designated by Purchaser. The parties agree to treat any payments made pursuant to this Section 2.6(b) as an adjustment to the Cash Consideration for all Tax purposes, unless otherwise required by Law. The final Cash Consideration shall be (a) $55,000,000, minus (b) the Deducted Liabilities, plus or minus, as applicable, (c) the Closing Working Capital Adjustment and (d) the amount of the Employee Document Holdback Amount ultimately payable pursuant to Section 2.10.

2.7            Accounting Dispute Resolution. If there are remaining disputes under Section 2.6(a), Purchaser and Seller shall submit the disputed items (and only the disputed items) for resolution to an independent accounting firm mutually appointed by Purchaser and Seller (the “Independent Accounting Firm”), who shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. If the Purchaser and Seller cannot agree on the Independent Accounting Firm, the parties agree to engage the American Arbitration Association (“AAA”) to appoint the Independent Accounting Firm, and Seller and Purchaser will each initially pay half of any fee that the AAA charges in connection with such services. None of Seller or Purchaser or their respective representatives will have any ex parte communications or meetings with the Independent Accounting Firm concerning any matter arising under or related to this Agreement or any dispute referred to the Independent Accounting Firm pursuant to this Agreement without the prior written consent of Seller or Purchaser, as applicable. The Independent Accounting Firm shall determine any disputed items within thirty (30) days after they are submitted to it. If any disputed items are submitted to the Independent Accounting Firm for resolution, (i) the proceedings, if any, shall be held in a mutually agreed location, (ii) each party shall furnish to the Independent Accounting Firm such work papers and other documents and information relating to such objections as the Independent Accounting Firm may reasonably request and are available to that party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination of the matters in dispute and to discuss such determination with the Independent Accounting Firm, (iii) each of the parties shall assign a value to each disputed item and the Independent Accounting Firm shall determine each disputed item separately (based on the determination that most closely complies with the terms of this Agreement) but shall not assign a value to any disputed item that is greater than the greatest value for such disputed item assigned to it by either party or less than the smallest value for such disputed item assigned to it by either party, (iv) the Independent Accounting Firm shall make its calculation of the disputed items in accordance with this Agreement and shall set forth such calculation in reasonable detail in a written notice and deliver such notice to both parties, and such calculation shall be binding and conclusive on the parties and constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof. Purchaser and Seller shall each bear its own fees and expenses in connection with any such proceeding; provided, however, that the fees and expenses of the Independent Accounting Firm shall be borne by Purchaser and Seller in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm.

2.8            Seller’s Obligations at Closing. At Closing, Seller shall deliver to Purchaser:

(a)            Certificate of Officers. A certificate executed by an executive officer of Seller certifying that attached thereto are (A) true and complete copies of the Organizational Documents of Seller and (B) true and complete copies of resolutions of the Board of Directors of Seller, approving this Agreement and the transaction contemplated hereby and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect.

(b)            Assets. All right, title and interest in and to the Purchased Assets free and clear of all Encumbrances in the reasonable form specified by Purchaser and all other documents and instruments necessary to vest in Purchaser right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, including (i) the Assignment and Assumption Agreement in substantially the form set forth as Exhibit D (the “Assignment and Assumption”), and (ii)  Bill of Sale in substantially the form set forth as Exhibit E hereto, duly executed by Seller (the “Bill of Sale”), (iii) a special warranty deed in customary form for the applicable jurisdiction that is in form and substance also satisfactory to the Title Company, (iv) an owner’s affidavit and a gap indemnity that are satisfactory to the Title Company, (v) such recording office, tax and other forms and documentation as may be required by the Title Company reasonably necessary to effectuate the transfer of the Owned Real Property, and (vi) such evidence as may be required by the Title Company with respect to the execution, delivery and enforceability of such deed, including, without limitation, the authority of the person(s) executing the same.

(c)            IRS Form W-9. A properly completed and duly executed copy of IRS Form W-9 for the Seller.

(d)            Key Personnel. Employment Documents, executed and delivered by each of the Key Personnel (without any Retained Inventions (as defined in the PIIA) related to Seller’s Business as currently conducted or as currently proposed to be conducted unless specifically approved in writing by Purchaser), which Employment Documents shall not have been revoked or altered.

(e)            Other Personnel. Employment Documents, executed and delivered by the Personnel set forth on Section 2.8(d) of the Disclosure Schedule (without any Retained Inventions (as defined in the PIIA) related to Seller’s Business as currently conducted or as currently proposed to be conducted unless specifically approved in writing by Purchaser (such approval not to be unreasonably withheld, conditioned or delayed) or in case of a retained invention under an existing PIIA with Seller that is disclosed on the Disclosure Schedule) pursuant to which Purchaser or a designated Affiliate has offered employment to such Personnel effective as of immediately following the Closing Date, provided that such person’s base salary or base wage rate is greater than or equal to the amount set forth on Schedule 2.8(e) and benefits are at least as favorable in the aggregate to each such Person as his or her employment terms in effect immediately prior to the date hereof. For purposes of this Agreement, “Employment Documents” means an offer letter and proprietary information and invention assignment agreement (“PIIA”) with Purchaser or an Affiliate thereof, and all previously signed PIIAs concerning invention assignments related to the Purchased Assets.

(f)            Third-Party Consents. Evidence satisfactory to the Purchaser that the consents, waivers of termination rights, and approvals listed on Section 2.8(f) of the Disclosure Schedule have been obtained and are in full force and effect.

(g)            Good Standing. A certificate of good standing as of a date within five Business Days prior to Closing from the respective Governmental Entity in each jurisdiction where Seller is incorporated, organized or qualified to do business.

(h)            Trademark Assignment Agreement. A copy of the Trademark Assignment Agreement, in substantially the form set forth as Exhibit G hereto, duly executed by Seller (the “Trademark Assignment Agreement”).

(i)            Patent Assignment Agreement. A copy of the Patent Assignment Agreement, in substantially the form set forth as Exhibit H hereto, duly executed by Seller (the “Patent Assignment Agreement”).

(j)            Transition Services Agreement. A copy of the Transition Services Agreement, in substantially the form set forth as Exhibit I hereto, duly executed by Seller (the “Transition Services Agreement”).

(k)            Debt. Payoff letters reasonably satisfactory to the Purchaser from all holders of Deducted Liabilities that relate to borrowed money, affirming that all Encumbrances associated therewith on the Purchased Assets shall have been terminated or will automatically be terminated upon receipt of the funds set forth therein, including any necessary Uniform Commercial Code termination statements or other releases, in each case, in form and substance reasonably satisfactory to Purchaser.

(l)            8-K Financial Information. The 8-K Financial Information to the Purchaser.

2.9            Purchaser’s Obligations at Closing. At the Closing, the Purchaser shall deliver:

(a)            A wire transfer of immediately available funds to an account designated by Seller, for the Estimated Cash Consideration, less the Employee Document Holdback Amount.

(b)            To each Person to whom any Deducted Liabilities is payable or due at Closing as set forth on the Payment Schedule, the amount of the Deducted Liabilities set forth thereon with respect to such Person, by wire transfer of immediately available funds.

(c)            To Seller, duly executed counterpart signature pages to the Transaction Agreements to which Purchaser is a party.

2.10            Employee Document Holdback.

(a)            At the Closing, Purchaser shall retain an amount of cash equal to One Million Dollars ($1,000,000) (the “Employee Document Holdback Amount”) from the Cash Consideration to be paid only upon the delivery of Employment Agreements to the Purchaser, on or prior to the thirtieth (30th) calendar day after the date hereof (the “Employee Document Deadline”), as follows:

(i)            If Seller delivers Employment Documents, duly executed by at least 50% of the Personnel (excluding the Retained Employees) who did not execute and deliver Employment Documents at the Closing under Section 2.8(e) (the “Holdback Employees”), pursuant to which Purchaser or a designated Affiliate has offered employment to such Holdback Employees effective as of such date determined by Purchaser, Purchaser will pay to Seller 50% of the Employee Document Holdback Amount.

(ii)            If Seller delivers Employment Documents, duly executed by at least 85% of the Holdback Employees, pursuant to which Purchaser or a designated Affiliate has offered employment to such Holdback Employees effective as of such date determined by Purchaser, Purchaser will pay to Seller the remaining 50% of the Employee Document Holdback Amount.

(b)            The applicable portion of the Employee Document Holdback Amount shall be paid to Seller by wire transfer of immediately available funds by Purchaser three (3) Business Days after each satisfaction of the deliverables set forth in Section 2.10(a)(i) or Section 2.10(a)(ii) above, as applicable. If the deliverables set forth in Section 2.10(a) above are not delivered by the Employee Document Deadline, Purchaser shall have no obligation to pay the Employee Document Holdback Amount and the Employee Document Holdback Amount shall be forfeited by Seller as a part of the Cash Consideration.

(c)            Each Holdback Employee’s provision of services to Purchaser or Seller, as applicable, during the period between the Closing Date and the Employee Document Deadline shall be governed by the Transition Services Agreement. During the period between the Closing Date and the Employee Document Deadline, the Holdback Employees will remain employed by Seller until the earlier of (i) when such Holdback Employees commence employment with Purchaser after signing the Employment Documents pursuant to Section 2.10(a) or, (ii) if such Holdback Employee does not sign the Employment Documents by the Employee Document Deadline pursuant to Section 2.10(a), upon termination of such Holdback Employee’s employment with Seller immediately following the Employee Document Deadline. Any costs of terminating such Holdback Employee pursuant to Subsection 2.10(c)(ii) above, including any severance obligations, shall be borne 100% by Seller.

(d)            Seller has agreed to offer the incentives set on Section 2.10(d) for each Holdback Employee to encourage each Holdback Employee to sign the Employment Documents in a timely manner.

2.11            Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under any provision of applicable Tax Law with respect to the making of such payment. If Purchaser determines that an amount is required to be deducted and withheld with respect to amounts payable to or on behalf of the Seller under this Agreement, Purchaser will use its commercially reasonable efforts to provide to the Seller, at least five (5) business days prior to the date the applicable payment is scheduled to be made, with written notice of its intent to deduct and withhold together with a calculation of the amount to be deducted and withheld and a reference to the applicable provision of the Code or other Law pursuant to which such deduction and withholding is required. Purchaser will reasonably cooperate with the Seller to establish the entitlement of the Seller or the relevant payee to any reasonably available exemption or reduction in such deduction or withholding (including providing such Person with reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding). To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement and the transaction contemplated hereby as having been paid to the applicable Person for which such withholding or deduction was made.

2.12            Purchase Price Allocation. No later than thirty (30) days after the Post-Closing Adjustments become final pursuant to Section 2.6, Purchaser shall prepare and deliver to the Seller a proposed allocation of the Cash Consideration and Closing Working Capital (as adjusted pursuant to Section 2.6) and those other items included in “consideration” for purposes of Section 1060 of the Code (the “Section 1060 Consideration”) among the Purchased Assets (the “Draft Allocation”). Any asset included in the determination of Closing Working Capital as finally determined shall be valued at the same amount for purposes of the Draft Allocation. Tangible assets transferred pursuant to this Agreement shall be listed in the Draft Allocation, and such tangible assets shall be valued in compliance with Sections 6011(c)(10) and 6012 (c)(10) of the California Sales and Use Tax Law. The Seller may notify Purchaser in writing of any objections to the Draft Allocation within thirty (30) days after Seller’s receipt thereof, which notice shall include reasonable detail of the nature of each disputed item. If the Seller does not provide a dispute notice within such thirty (30) day period, the Draft Allocation shall conclusively be deemed the “Final Allocation”, which shall be final and binding upon all parties hereto (each a “Party”) and shall not be subject to dispute or review. If the Seller provides a dispute notice within such thirty (30) day period to the Draft Allocation, then for a period of up to fifteen (15) days after Purchaser’s receipt of the dispute notice, Purchaser and the Seller shall use good faith commercially reasonable efforts to resolve any dispute, and if all disputed items are so resolved, the Draft Allocation shall be revised to reflect such resolution and shall become the Final Allocation. If Purchaser and the Seller are unable to resolve all disputed items within such fifteen (15) day period, the Purchaser and Seller shall submit only those disputed items that have not been resolved by Purchaser and the Seller to an Independent Accounting Firm for resolution. The Independent Accounting Firm shall determine any disputed items within thirty (30) days after they are submitted to it. The Independent Accounting Firm’s determination as to each disputed item shall be final and binding upon the Purchaser and Seller, and the Draft Allocation shall be revised in accordance with the Independent Accounting Firm’s determination and shall become the Final Allocation. The fees and expenses of the Independent Accounting Firm in performing their determination under this Section 2.12 shall be borne by Purchaser, on the one hand, and the Seller, on the other hand, in proportion to the relative aggregate dollar amounts of the disputed items that are determined adversely to Purchaser, on the one hand, and the Seller, on the other hand, by the Independent Accounting Firm. Purchaser and Seller shall not take any position, whether on audit, in Tax Returns or otherwise, that is inconsistent with the Final Allocation, unless required to do so by applicable Law.

2.13            Bulk Sales Laws. Purchaser and Seller hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser, it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws shall be Excluded Liabilities.

3.            Representations and Warranties of Seller. Subject to and except as set forth in the disclosures contained in the disclosure schedule delivered to Purchaser by Seller concurrently with the execution of this Agreement (the “Disclosure Schedule”), Seller hereby represents and warrants to Purchaser that the statements contained in this Section 3 are true, correct and complete as of the date hereof and as of the Closing. All representations and warranties of Seller are made subject to the exceptions noted in the Disclosure Schedule.

3.1            Organization, Existence, and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary corporate power and authority to enter into the Transaction Agreements, to carry out its obligations thereunder and to consummate the transactions contemplated thereby.

3.2            Authority. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3            Consents. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby and will not, conflict with, or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (in each case, with or without notice or lapse of time, or both) (a) any provision of the Organizational Documents; (b) any resolution adopted by the stockholders of Seller; (c) any order, judgment, injunction, award or decree of any court, arbitrator or Governmental Entity against, or binding upon, Seller; or (d) any Law applicable to Seller. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) or other Person is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any such consent, approval, order or authorization of, or registration, declaration or filing that individually or in the aggregate would not reasonably be expected to be material to Seller or the transactions contemplated by this Agreement.

3.4            Broker. No broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges from or through Seller in connection with this Agreement or any transaction contemplated hereby, other than Evercore Group L.L.C.

3.5            Insolvency. Seller has not initiated proceedings with respect to a compromise or arrangement with its creditors. No receiver or interim receiver has been appointed in respect of Seller or any of Seller’s undertakings, property or assets and no execution or distress has been levied on any of their undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing.

3.6            Non-Contravention. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under any Material Contract, or (ii) trigger, contravene or conflict with any material third party non-compete, notification, non-solicitation, right of first refusal or right of first negotiation.

3.7            Permits. Seller is duly qualified to do Business and in good standing in each jurisdiction in which the failure to be so qualified and in good standing would (i) reasonably be expected to prevent, alter or delay, any of the transactions contemplated by this Agreement or (ii) reasonably be expected to be material to Seller. Seller has obtained each federal, state, county, or foreign governmental Permit that is required for the operation of the Business and all of such Permits are in full force and effect, all of which are listed on Section 3.7 of the Disclosure Schedule.

3.8            Financial Statements.

(a)            Seller has delivered to Purchaser true, complete, and correct copies of the Financial Statements, copies of which are also attached as Section 3.8 of the Disclosure Schedule. The Financial Statements have been prepared in accordance with GAAP (except that the Financial Statements are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material) applied on a consistent basis throughout the periods presented and consistent with each other. The Financial Statements fairly present the consolidated financial condition and operating results of the Business on a consolidated basis as of the dates, and for the periods, indicated therein.

(b)            Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements of Seller and to maintain accountability for assets used in the Business; (iii) access to the assets of Seller is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Seller is not party to or otherwise involved in any off-balance sheet arrangements.

(c)            Seller has filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since January 1, 2018 to the extent required by applicable Law with respect to the Business or the Purchased Assets (the “Seller SEC Reports”). As of their respective dates, the Seller SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Seller SEC Reports and none of the Seller SEC Reports when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Seller SEC Reports, and, to the Seller’s Knowledge, none of the Seller SEC Reports is the subject of any outstanding SEC investigation.

3.9            Title to Property and Assets; Sufficiency of Assets. Seller has good and valid title to the Purchased Assets and a valid leasehold interest in all its leasehold estates included in the Purchased Assets, in each case free and clear of all Encumbrances (other than, in the case of Target IP Rights and Target Technology Assets, nonexclusive licenses entered into in the ordinary course of business). The Purchased Assets that are tangible personal property assets: (i) are in good operating condition and repair, subject to normal wear and maintenance and (ii) are useable in the regular and ordinary course of business. The Purchased Assets (together with the licenses granted pursuant to Exhibit F hereof), are sufficient in all material respects for the conduct of the Business and constitute all of the rights of Seller with regards to the Business, property and assets necessary in all material respects to conduct the Business. Without limiting the foregoing, the Excluded Assets are not used in the Business. In the past three (3) years from the Closing, Seller has not sold, leased, transferred or assigned its assets related to the Business other than in the ordinary course of business. In the past three (3) years, to the Seller’s Knowledge, no Person now or previously working for the Business has misappropriated any Intellectual Property Rights or Technology Assets or caused Seller or Business to any misappropriated Intellectual Property Rights or Technology Assets, and to Seller’s Knowledge, no Person has made a claim to Seller alleging any of the foregoing; provided that this shall not be deemed to be a representation or warranty as to infringement, validity or adequacy of license.

3.10         Absence of Certain Changes. Except as expressly required by this Agreement, since June 30, 2022 through the date hereof, Seller has conducted the Business in the ordinary course of business consistent with past practice and there has not occurred:

(a)            (i) a Material Adverse Effect or (ii) any change, event or condition (whether or not covered by insurance) that could reasonably be expected to prevent, materially alter or materially delay, any of the material transactions contemplated by this Agreement;

(b)            any acquisition, sale or transfer of any material asset of Seller used in the Business other than in the ordinary course of business and consistent with past practice;

(c)            any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) of the Business by Seller or any material revaluation by Seller of any of its assets related to the Business, except as required by any change in applicable Law or GAAP;

(d)            any Material Contract entered into by Seller related to the Business, other than Material Contracts entered into prior to the date of this Agreement in the ordinary course of business that are listed in Section 3 of the Disclosure Schedule;

(e)            any material amendment or termination of, or material default under, any Material Contract to which Seller is a party or by which they are bound;

(f)            any amendment or change to the Organizational Documents of Seller that has not been provided to the Purchaser prior to the date hereof;

(g)            any increase in or modification of the compensation or benefits payable or to become payable by Seller to Person identified as a Key Personnel or Personnel, other than as required by the terms of any Contract between Seller and any employee or as otherwise permitted by this Agreement or by Law;

(h)            with respect to the Business, any delay or postponement of the payment of accounts payable or any other liabilities outside the ordinary course of business; or

(i)             any acceleration or discount of any accounts receivable for the Purchased Assets.

3.11         Absence of Undisclosed Liabilities. Seller has no Liabilities in the Business other than (a) Liabilities (other than for breach thereof) under Material Contracts; (b) Liabilities (other than for breach thereof) under other contracts entered into in the ordinary course of business consistent with past practice; (c) Liabilities for accounts payable, payroll and accrued vacation, in each case, incurred in the ordinary course of business and which are not yet due or payable; (d) Liabilities set forth on the most recent balance sheet contained in the Financial Statements; and (e) Liabilities incurred solely as a result of any action expressly required to be taken by the terms of this Agreement.

3.12         Litigation. There is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened, against Seller in connection with the Purchased Assets, the Business or any of Seller’s properties used in the Business, nor is there any reasonable basis therefor. There is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened, against any current or former officer or director of Seller (a) in their capacities as such, or (b) potentially affecting the Business or the Purchased Assets, nor is there any reasonable basis therefor. There is no injunction, judgment, decree or order against Seller or any of its Purchased Assets or other properties used in the Business.

3.13          Restrictions on Business Activities. There is no injunction, judgment, decree or order by any Governmental Entity upon Seller that has the effect of prohibiting or impairing any current business practice of the Business, any acquisition of property by Seller or the conduct of the Business, as currently conducted or as currently proposed, as of the date hereof, to be conducted by Seller with respect to the Business.

3.14         Intellectual Property.

(a)            Definitions. The following terms shall be defined as follows:

(i)            “Contract” or “contract” shall mean any contract, agreement, arrangement, commitment, binding letter of intent, binding memorandum of understanding, binding heads of agreement, promise, obligation, right, instrument, or other similar binding mutual understanding, whether written or oral.

(ii)            “Controlled” shall mean, for purposes of Section 3.14, exclusively licensed in a manner that gives Seller any right, or imposes on Seller any obligation, to participate in the prosecution, assertion or defense of the applicable Intellectual Property Right.

(iii)            “Copyrighted Works” shall mean all works of authorship that are fixed in a tangible medium, including software, documentation, semiconductor topography and mask works.

(iv)            “Intellectual Property Rights” shall mean any and all rights existing now or in the future under patent Law, copyright Law, industrial design rights Law, semiconductor chip or mask work protection Law, moral rights Law, trade secret Law, trademark Law, and any similar rights worldwide, and any and all renewals, extensions and restorations thereof, now or hereafter in force and effect, whether worldwide or in individual countries or regions, including Copyrighted Works, Patents and Trademarks.

(v)            “Intellectual Property Agreements” shall mean, collectively Contracts under which Seller (A) is granted rights by others in Licensed Technology Assets or Licensed IP Rights (“Licenses In”), and (B) has granted rights to others in Target Technology Assets or Target IP Rights (“Licenses Out”).

(vi)          “Licensed Technology Assets” mean any and all Technology Assets licensed by Seller from a third party that are primarily related to the Business (other than those Technology Assets which are an Excluded Asset).

(vii)         “Licensed IP Rights” mean any and all Intellectual Property Rights licensed by Seller from a third party that are primarily related to the Business.

(viii)        “Patents” shall mean issued patents or pending patent applications and any utility patent, design patent, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon.

(ix)           “Target Technology Assets” shall mean any and all Technology Assets owned (or purported to be owned) by Seller that are primarily related to the Business (other than the Excluded Assets).

(x)            “Target IP Rights” shall mean any and all Intellectual Property Rights owned (or purported to be owned) by Seller that are primarily related to the Business (other than the Excluded Assets).

(xi)            “Target Products” shall mean the prior and current products and services of Seller developed, manufactured, sold, offered for sale, distributed, hosted, or supported, or proposed as of the Closing to be developed, manufactured, sold, offered for sale, distributed, hosted, or supported by Seller, in the Business.

(xii)          “Target Registered IP Rights” shall mean all Target IP Rights that have been the subject of an application filed with, are issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world.

(xiii)         “Technology Assets” shall mean all tangible items constituting, disclosing or embodying any Intellectual Property Rights, including but not limited to, inventions (whether patentable or not), improvements, trade secrets, know how, confidential information, invention disclosures, works of authorship, industrial designs, databases, data collections and compilations, specifications, designs, bills of material, schematics, algorithms, interfaces, routines, tools, devices, techniques, concepts, methods, prototypes, formulae, test plans and results, process technology, codes, codecs, algorithms, reference designs, plans, drawings, blueprints, technical data, topography, mask works, customer lists, customer databases, firmware, software (in source and object code form), as well as all documentation relating to any of the foregoing.

(xiv)        “Trademark” shall include all trademarks, service marks, trade names, logos, insignia or other marks.

(b)           Target IP Rights and Target Technology Assets. With respect to the Target IP Rights and Target Technology Assets:

(i)            Section 3.14(b)(i) of the Disclosure Schedule sets forth a true and accurate list of all Patents included in the Target Registered IP Rights or Controlled exclusively by Seller in the Business, and, for each item on such list, shows the title and, if applicable, the application number, filing date, jurisdiction, and registration number and indicates (1) whether such item is owned or Controlled by Seller and (2) whether such item is subject to licenses granted by Seller to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract. Unless identified in Section 3.14(b)(i) of the Disclosure Schedule, Seller has acquired the assignment of all rights in and to each Patent included in Target Registered IP Rights (whether full or partial, actual or contingent ownership), from all inventors of the inventions described in such Patent. Unless identified in Section 3.14(b)(i) of the Disclosure Schedule, Seller has acquired the assignment of all rights in and to the inventions that are the subject of the Patents included in the Target Registered IP Rights from all inventors of all such inventions owned by Seller (whether full or partial, actual or contingent ownership). For each such invention that Seller has identified and is currently in the process of preparing materials to apply for a patent application, Seller has not taken any action or failed to take any action that may reasonably be expected to jeopardize Seller’s ability to seek patent protection in any applicable jurisdiction, including due to the disclosure of such invention to a third party not pursuant to a written confidentiality agreement or the sale or offer for sale of such invention or any product that uses such invention.

(ii)            Section 3.14(b)(ii) of the Disclosure Schedule sets forth a true and accurate list of all material unregistered Trademarks owned or purported to be owned by Seller that are primarily used in the Business and all Trademarks included in the Target Registered IP Rights or Controlled exclusively by Seller in the Business, and, for each item on such list, shows the title and, if applicable, the application number, filing date, jurisdiction, and registration number and indicates whether (1) it is owned or Controlled by Seller, and (2) it is subject to licenses granted by Seller to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract. No registered Trademark of Seller has been, is, has been or is alleged to be confusingly similar to or conflicts or interferes with any trademark, service mark, domain name or trade name owned or applied for by any third party in any jurisdiction in which Seller uses such Trademark. Seller is the registrant listed in the domain name record on file with the applicable registrar with respect to all domain names owned or purported to be owned by or for Seller that are primarily used in the Business. All such domain names are identified in Section 3.14(b)(ii) of the Disclosure Schedule.

(iii)           Section 3.14(b)(iii) of the Disclosure Schedule sets forth a true and accurate list of all copyrights included in the Target Registered IP Rights, including the title of the applicable Copyrighted Works, or Controlled exclusively by Seller used in the Business, and, for each item on such list, shows the title and, if applicable, the filing date, jurisdiction, and registration number and indicates whether (1) it is owned or Controlled by Seller, and (2) it is subject to licenses granted by Seller to one or more third parties and, if so, lists the third parties by name and identifies the relevant Contract.

(iv)           As used in this Section, the term “Open Source Materials” shall mean all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (each an “Open Source License”). Except as provided in Section 3.14(b)(iv)(1) of the Disclosure Schedule, Seller has not licensed any Target Products pursuant to the terms of any Open Source License. Except as provided in Section 3.14(b)(iv)(2) of the Disclosure Schedule, Seller has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Target Products, (b) distributed or made available Open Source Materials in conjunction with any Target Products, or (c) used Open Source Materials in any manner that grants, or purports to grant, to any third party, any rights or immunities to Target Technology Assets or under Target IP Rights (including, but not limited to, using any Open Source Materials in any manner that requires or permits software developed, commercially licensed or owned by Seller to be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge), other than the applicable rights and immunities in the applicable Open Source Materials. Section 3.14(b)(iv)(3) of the Disclosure Schedule identifies the Open Source Materials used in the Business and the Open Source License(s) applicable to such Open Source Materials, including whether the Open Source Materials were modified, or distributed. Seller is in material compliance with the terms of all applicable Open Source Licenses listed in Section 3.14(b)(iv) of the Disclosure Schedule.

(v)           Section 3.14(b)(v) of the Disclosure Schedule sets forth a true and accurate list of all Intellectual Property Agreements other than (a) in the case of Licenses In, (1) non-exclusive licenses for software made commercially available for less than $100,000, (2) licenses to Open Source Materials, (3) employee or contractor agreements entered into in the ordinary course of business, and (4) nondisclosure agreements entered into in the ordinary course of business, and (b) in the case of Licenses-Out, (1) employee and contractor agreements entered into in the ordinary course of business, , and (2) nondisclosure agreements entered into in the ordinary course of business. All Intellectual Property Agreements are in writing, signed by the parties to such agreements, are enforceable, and are in full force and effect. Seller is in compliance with, and have not materially breached any term of, each Intellectual Property Agreement and, to Seller’s Knowledge, all other parties to such Intellectual Property Agreements are in compliance with, and have not breached any term of, such Intellectual Property Agreements. No proceeding has been filed or threatened in writing alleging breach of any Intellectual Property Agreement. To Seller’s Knowledge, no such proceeding has otherwise been threatened. Seller has not received any written notice that any party to any Intellectual Property Agreement intends to cancel, terminate or refuse to renew (if renewable) any Intellectual Property Agreement. Seller’s rights in Licensed Technology Assets and Licensed IP Rights have been granted pursuant to written Intellectual Property Agreements which are valid, enforceable and sufficient in scope to cover Seller’s use of such Licensed Technology Assets and Licensed IP Rights in the conduct of the Business.

(vi)          All Target IP Rights and Target Technology Assets are solely owned by Seller, free of any Encumbrance (other than non-exclusive licenses granted by Seller in the ordinary course of business), and not jointly owned with any third parties. Seller has good and valid title to all of such Target IP Rights and the Target Technology Assets free and clear of any Encumbrance, other than non-exclusive licenses granted by Seller in the ordinary course of business. No other Person has any rights in such Target IP Rights whether by implication, estoppel or otherwise, other than non-exclusive licenses granted by Seller in the ordinary course of business. The Target Technology Assets, Target IP Rights, Licensed Technology Assets, and Licensed IP Rights, comprise all the Technology Assets and Intellectual Property Rights of or licensed to Seller necessary for the conduct of the Business. Seller has the exclusive right to file, prosecute, and maintain any applications and registrations for Target IP Rights, and Seller has not entered into any Contract granting any Person the right to bring or control any infringement, invalidation or other action with respect to, or otherwise to enforce any right in, any of the Target IP Rights. Seller is not subject to any agreement that restricts the use, transfer, delivery or licensing by Seller of such Target IP Rights or the Target Technology Assets, and Seller has not covenanted or agreed to forbear asserting any such Target IP Rights. Seller has not transferred, sold, assigned, exclusively licensed, granted rights of refusal, or covenanted not to exercise rights under any Target IP Rights. No compulsory licenses have been granted in respect of the Target IP Rights. Except as listed on Section 3.14(b)(vi) of the Disclosure Schedule, no royalties, commissions, fees or other payments are or will become payable by Seller to any Person by reason of the use or exploitation of any Target IP Rights or Target Technology Assets in the conduct of the Business, including the manufacture, sale of other disposition of any Target Products. With respect to any Licensed IP Rights or Licensed Technology Assets used in the Business and subject to royalty or other payment obligation, no royalties or continuing payment obligations are past due.

(vii)          No government funding, facilities of a university, college, other educational institution or research center was used in the development of the Target IP Rights. Except as set forth on Section 3.14(b)(vii) of the Disclosure Schedule, no funds from private or commercial third parties were used in the development of the Target IP Rights or Target Technology Assets that resulted in such third parties being granted an ownership interest in or a license to such Target IP Rights or Target Technology Assets. For each disclosure made in Section 3.14(b)(vii) of the Disclosure Schedule, Section 3.14(b)(vii) of the Disclosure Schedule contains a true and accurate description of the ownership or license interest granted to such third parties and Seller.

(viii)        All mask works for the Target Products are exclusively owned by Seller and no other Person (other than contractors acting on behalf of Seller) has any rights to use, reproduce, import or distribute such mask works or make any derivative works or modifications thereto.

(ix)           All granted Patents, registered Trademarks and registered Copyrighted Works included in the Target IP Rights are valid, subsisting and enforceable. There are no facts, information, or circumstances that would render any such Patents, registered Trademarks or registered Copyrighted Works invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Target IP Rights. Seller (including its relevant employees, agents or contractors) has never misrepresented, or failed to disclose any fact or circumstances in any currently pending or granted application for any registered Target IP Rights that would constitute Fraud, a misrepresentation, or other violation of Law with respect to such application. Except as disclosed in Section 3.14(b)(ix) of the Disclosure Schedule, Seller has not received any written demand, claim, notice, or inquiry from any third party that challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity, enforceability, or the rights of Seller in or to the Target IP Rights, or the ownership of Seller in or to the Target IP Rights nor, to Seller’s Knowledge, do there exist any facts that would be the basis for such challenge. Except for Target IP Rights that the Seller has abandoned in the exercise of reasonable business judgment: (a) all application and renewal fees, costs, charges and taxes required for the maintenance of the Target IP Rights have been duly paid on time, (b) without limiting the generality of the foregoing, all maintenance and annual fees have been fully paid by the applicable deadlines and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts, and (c) Seller has taken reasonable steps to prosecute all applications in the Target IP Rights or listed in Section 3.14(b) of the Disclosure Schedule as pending and all such pending applications are in good standing. None of the Target IP Rights is involved in any interference, reissue, re-examination or opposition proceeding, and there have been no written notice or threats received by Seller that any such proceeding will hereafter be commenced nor, to Seller’s Knowledge, is there any reasonable basis for any such proceeding. No registered Target IP Rights have been abandoned or allowed to lapse, except those abandoned or allowed to lapse in the Seller’s reasonable business judgment.

(x)            Seller has secured from all Contributors valid, enforceable written assignments to Seller as sole legal and beneficial owner free and clear from Encumbrances of the Contributors’ rights to any and all Contributions made by such Contributors, other than moral rights that are not be assignable by Contributors. No past or present Contributor retains any interest, valid claim, license or right in relation to any part of the Target IP Rights, Target Technology Assets or Target Products, other than moral rights which may not be assignable by Contributors. Except where expressly prohibited by Law, Seller has obtained a waiver from all Contributors of any moral rights and/or rights of attribution arising under any applicable jurisdiction. No moral rights have been asserted by Contributors in writing to the Seller which would affect the use or exploitation of the Target IP Rights, Target Technology Assets or Target Products, or the operation of the Business. For purposes of this Agreement, (1) “Contributors” shall mean any and all current or former consultants, contractors (including their relevant employees, agents or contractors), employees, officer or director of Seller or other Persons that have made or are anticipated to make any Contribution to the creation, development, improvement or modification of any of the Target Technology Assets, Target IP Rights or Target Products or any part thereof; and (2) “Contribution” shall mean the creation, development or improvement, modification of any of the Target IP Rights, Target Technology Assets or Target Products or any part thereof (together with any Intellectual Property Right therein) created or developed pursuant to any engagement with, employment by, or services rendered to or on behalf of, Seller.

(xi)           To Seller’s Knowledge, none of the Target IP Rights has been or is being infringed by any third parties. Seller has not received any written notice that any Person is infringing, violating or misappropriating any part of the Target IP Rights or otherwise making any unauthorized use or disclosure of the Target IP Rights or Target Technology Assets.

(xii)          Each employee and independent contractor who is a Contributor and each officer of Seller involved in the Business has executed a proprietary information and inventions agreement, or an employment contract or consulting services contract with similar language, in each case, in the form(s) as delivered to Purchaser. Seller has not utilized any inventions, trade secrets or proprietary information of Seller’s employees involved in the Business made prior to their employment, or any of its Contributors made prior to or outside of engagement, by Seller, in each case which Seller does not own without restriction or have sufficient license rights therein. No employee or officer of any of Seller has excluded works or inventions made prior to his or her employment with Seller from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. For each employee listed on Section 3.14(b)(xii), Seller has delivered to Purchaser a proprietary information and invention assignment agreement identifying the excluded works or inventions for such employee.

(xiii)         There are no settlements, forbearances to sue, consents, stipulations, decrees, injunctions, judgments, or orders (whether imposed or sanctioned by a Governmental Entity, resulting from a dispute or otherwise arising), in each case, to which Seller is subject, which (a) restrict the right of Seller to use, transfer, license or assert any Target IP Rights or Target Technology Assets, or (b) restrict the Business or the use by Seller of any Target IP Rights, Target Technology Assets, Licensed IP Rights or Licensed Technology Assets in order to avoid infringing upon a third party’s intellectual property rights or (c) permit third parties to use any Target IP Rights or Target Technology Assets, or (d) affect the validity, use or enforceability of any Target IP Rights or Target Technology Assets.

(xiv)         Neither Seller, any employee, officer, director or Contributor, nor, to Seller’s Knowledge, any stockholder of Seller, is in breach of any non-compete or non-solicitation requirement relating to the Business.

(xv)          Except as set forth on Section 3.14(b)(xv) of the Disclosure Schedule, neither Seller nor, to Seller’s Knowledge, any Seller employee involved in the Business is now or during employment with Seller has ever been a member or promoter of, or a contributor to or made any commitments or agreements binding on Seller regarding any patent pool, industry standards body, standard setting organization, or industry or trade association, in each case that requires or obligates Seller to grant or offer to anyone any license or other right to the Target IP Rights or Target Technology Assets, including without limitation any future Technology Assets and Intellectual Property Rights developed, conceived, made or reduced to practice by Seller immediately after the Closing Date. To Seller’s Knowledge, no previous owner of any Target IP Rights or Target Technology Assets was during the duration of their respective ownership subject to any such commitments or agreements. Section 3.14(b)(xv) of the Disclosure Schedule, identifies with particularity (a) the circumstances surrounding the participation, contribution, or submission, (b) the effect of participation, contribution or submission on the Target IP Rights and/or Target Technology Assets, and (c) if applicable, the royalties collected or collectible for the licensing of any Target IP Rights or Target Technology Assets.

(xvi)         All Target IP Rights and Target Technology Assets are fully transferable, alienable and licensable without restriction and without payment of any kind to anyone.

(c)            Third-Party Intellectual Property Rights.

(i)            The operation of the Business has not and does not infringe or misappropriate any Intellectual Property Rights of a third party or constitute unfair competition or trade practices under the Law of any applicable jurisdiction.

(ii)            Without limiting Section 3.14(c)(i), the Target Products have not and do not, infringe or misappropriate any Intellectual Property Rights of a third party or constitute unfair competition or trade practices under the Law of any applicable jurisdiction.

(iii)            Except for the Technology Assets that are from the public domain, Licensed Technology Assets and Licensed IP Rights, all of the technology included in Target Products was developed by employees or contractors of Seller (i) without the unlawful or unauthorized use of any third party Technology Assets or Intellectual Property Rights and (ii) after the expiration of any period of non-competition that would restrict such development as set forth in any agreement between Seller, or any such employee or contractor, and any third party.

(iv)           Except as set forth on Section 3.14(b)(xv) of the Disclosure Schedule, Seller has not received any written demand, claim, or notice from any third Person with respect to the operation of the Business alleging (1) infringement, misappropriation, dilution, or other actionable harm to any third-party Intellectual Property Rights or (2) unfair competition or trade practices by such operation under the Law of any applicable jurisdiction, and Seller has not received any other demand, claim or notice alleging any of the foregoing. There is no particular reason, to Seller’s Knowledge, to expect any such demand, claim or notice is forthcoming. Seller has not obtained any written non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel), other than in the ordinary course of prosecuting Patents included in the Target IP Rights.

(v)            To Seller’s Knowledge, No Business Employee, consultant, independent contractor or other Person providing services on behalf of the Business has during the course of their employment or consulting relationship with Seller or any Affiliate of Seller (a) violated or is violating any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with any former employer or other third party, (b) disclosed or is disclosing or utilized or utilizing any trade secret or proprietary information or documentation of any former employer or other third party or (c) interfered or is interfering in the employment relationship between any third party and any of its present or former employees.

(d)            Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right, other than in the ordinary course of business.

(e)            Confidentiality.

(i)            With respect to any information or materials disclosed to Seller from a third party that is confidential, Seller has satisfied all material obligations it may have had or has at the Closing to treat such information or materials confidentially. Seller has not used any such information or materials in violation of any confidentiality obligation Seller has with respect to such information or materials.

(ii)            Seller has taken all commercially reasonable actions to protect and maintain the confidentiality of all Target Technology Assets that Seller holds for the Business (or purports to hold) as a trade secret, including entering into agreements requiring confidential treatment by any third parties to whom any such Target Technology Asset is disclosed.

(iii)           Seller has not delivered, disclosed or licensed to any Person, or agreed to deliver, disclose or license to any Person, any source code that falls within the Purchased Assets proprietary algorithms that is owned (or purported to be owned) by Seller and used in the Business (“Target Source Code”). No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time or both, will result in the disclosure or delivery to any Person of any Target Source Code. Seller has taken commercially reasonable measures to protect Seller’s ownership of, and rights in, all Target Source Code and protect such Target Source Code from disclosure to and use by any other Person.

(f)            No Adverse Consequences of Transaction. Neither this Agreement nor the transactions contemplated thereby will result in (i) Seller granting to any Person any right to or with respect to any Target IP Right or Target Technology Asset, (ii)  Seller being obligated to pay any royalties or other material amounts to any Person in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby, (iii) a loss, trigger any third party rights in or to any, or that may affect the validity, or enforceability of, Target IP Rights or Target Technology Assets, or loss of use of any Licensed IP Rights or Licensed Technology Assets, or (v) result in the release of or trigger any obligation with respect to Target Source Code.

(g)            Products.

(i)            Section 3.14(g) of the Disclosure Schedule, contains a complete and accurate list (by name and version number) of all Target Products used in the Business of Seller, and identifies, for each such Target Product, whether Seller provides support or maintenance for such Target Product.

(ii)            No Target Products contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access to or disable or erase software, hardware or data (“Viruses”). Seller has taken commercially reasonable steps to prevent the introduction of Viruses into Target Products. At the time that Seller has delivered Target Products to any Person, none of the Target Products has contained any computer code in any software, firmware, or microcode incorporated in a Target Product (“Product Software”) that is designed to : (i) intentionally harm the operation of such Product Software, or any other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”), (ii) intentionally disable such Product Software or impair in any way its operation based on the elapsing of a period of time or advancement of a particular date (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices) or (iii) permit Seller or any third party to access the Product Software or personal information or intentionally cause any harmful, malicious procedures, routines or mechanisms which would cause the Software to cease functioning or to damage or corrupt personal information, data, storage media, programs, equipment or communications.

(iii)           No one has in writing asserted or threatened to assert any claim against Seller under or based upon any contractual obligation or warranty provided by or on behalf of Seller, including with respect to any Target Products.

(iv)           Seller has disclosed to Purchaser sufficient information relating to any material problem or issue with respect to any of the Target Products that adversely affects, or may reasonably be expected to adversely affect, the value, functionality or fitness for the intended purpose of such Target Products used in the Business. Without limiting the generality of the foregoing, (i) there have been and are no material defects, malfunctions or nonconformities in any Target Products used in the Business; (ii) there have been and are no claims asserted against Seller or any of their respective distributors or customers related to the Target Products used in the Business; and (iii) no Target Products used in the Business have been recalled or required to be recalled.

(v)            Each Target Product designed, manufactured, sold and delivered by Seller has been in conformity with all applicable Laws, customer Contracts, specifications and express and (to the extent not effectively disclaimed and capable of being disclaimed) implied warranties. Seller has no Liabilities for replacement or repair thereof of the Target Products or other Damages in connection therewith. There are no facts in existence which could reasonably be expected to give rise to a product liability claim or an epidemic defect, product recall or hazard condition with respect to any Target Product. Seller has performed all services that are part of the Business in a professional and workmanlike manner, with the degree of skill and care that is required by current, good and sound professional procedures and practices.

(vi)          The Target Products set forth on Section 3.14(g) of the Disclosure Schedule meet the performance standards set forth thereon.

(h)           Privacy; Security Measures.

(i)            Privacy. Seller has complied in material respects with all applicable Laws, including without limitation, contractual obligations and applicable published privacy policies relating to the collection, storage, use, disclosure and transfer of any personally identifiable information regulated by Laws concerning privacy and data security (“Personal Information”) collected by or on behalf of the Business, and has taken commercially reasonable and appropriate measures to protect and maintain the confidential nature of such Personal Information. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will comply with all applicable Law relating to privacy and with Seller’s published privacy policies. Seller has never received a written complaint regarding its collection, use or disclosure of Personal Information and there is no particular reason, to expect any such complaint is forthcoming. Seller has complied with and, as presently conducted, is in compliance with, all Data Laws relating to Government Contracts, including Defense Federal Acquisition Regulation Supplement clause 252.204-7012 Safeguarding Covered Defense Information and Cyber Incident Reporting.

(ii)            Security Measures. Seller has implemented and maintained, consistent with commercially reasonable practices and its contractual and other obligations to other Persons, security measures designed to reasonably protect all computers, networks, software and systems used in connection with the operation of the Business (the “Information Systems”) from Viruses and unauthorized access, use, modification, disclosure or other misuse. Seller has provided to Purchaser all of the Business’ disaster recovery and security plans, and procedures relating to Information Systems. To Seller’s Knowledge, there have been no material unauthorized intrusions or breaches of the security of any of the Information Systems.

3.15          Related Party Transactions. No contracts or arrangements exist among Seller, on one hand, and any Affiliates of Seller, on the other hand, except for those listed in Section 3.15 of the Disclosure Schedule. Except as disclosed on Section 3.10 of the Disclosure Schedule, in the past three (3) years of the Closing, there has not been any accrual of Liability or incurrence of an obligation by Seller to any Affiliates; any payment of dividends or other payments of cash or property by Seller to any Affiliates or any action that would result in any such payment of dividends or other payment or transfer of cash or property; or the incurrence of any legal or financial obligation by Seller to any Affiliates. Except as set forth on Section 3.15 of the Disclosure Schedule, no other officer, director, or manager of Seller or any Affiliates (including any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such directors, officers or managers, has any direct or indirect interest in any property, asset, or right used by Seller that is necessary for the Business.

3.16         Material Contracts.

(a)            Other than (i) the employment-related contracts listed in Section 3.22 of the Disclosure Schedule, (ii) contracts for the sale of Target Products in the ordinary course of business consistent with past practice pursuant to Seller’s standard form(s) of sales contract used in the Business that has been provided in the Electronic Data Room (“Standard Sales Contracts”) and (iii) this Agreement and the other Transaction Agreements, all Material Contracts of Seller are listed in Section 3.16 of the Disclosure Schedule.

(b)            With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Seller, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without Seller’s Knowledge, have been caused by a party to such Material Contract other than Seller, and, to Seller’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with its terms as in effect immediately prior to the Closing, except for such failures to be legal, valid, binding, enforceable or in full force and effect that, without Seller’s Knowledge, have been caused by a party to such Material Contract other than Seller; and (iii) neither any Seller nor, to Seller’s Knowledge, any other party to such Material Contract is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Seller, or to Seller’s Knowledge, by any such other party, or permit termination, modification, acceleration, or other adverse consequences under such Material Contract.

(c)            To Seller’s Knowledge, Seller is not a party to any Material Contract that is an oral contract or other legally-binding unwritten arrangement.

(d)           “Material Contract” shall mean any contract, agreement or commitment in connection with the Business to which Seller is a party and which contains any continuing legal obligations or has any continuing legal effect pertaining to the Purchased Assets and Assumed Liabilities solely:

(i)            with expected future receipts or expenditures in excess of $250,000;

(ii)            required to be listed on the Disclosure Schedule pursuant to Section 3.14(b)(v);

(iii)            requiring Seller to indemnify any Person (other than indemnification provisions in Standard Sales Contracts with end users or otherwise arising in the ordinary course of business);

(iv)          granting any exclusive rights to any party;

(v)            evidencing indebtedness for borrowed or loaned money that is still outstanding, including outstanding guarantees of indebtedness, other than trade debt incurred in the ordinary course of business;

(vi)           evidencing a lease of real property;

(vii)          all contracts with the twenty (20) largest customers of the Business and the twenty (20) largest suppliers of the Business (measured in terms of total expenses or revenue attributable to each such Person) as of June 30, 2022;

(viii)         relates to any material partnership or joint venture;

(ix)            restricts the ability of either Company to compete in any material respect;

(x)            is a contract for a collective bargaining agreement or other labor union Contract;

(xi)           all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(xii)          is a contract relating to settlement or resolution of any actual or threatened action under which there are outstanding obligations;

(xiii)         that could reasonably be expected to be material to the Business or materially increase the Assumed Liabilities, in each case taken as a whole, if breached by Seller in such a manner as would (x) permit any other party to cancel or terminate the same (with or without notice of passage of time); (y) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Seller; or (z) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract;

(xiv)         that could reasonably be expected to prevent, materially alter or materially delay any of the transactions contemplated by this Agreement; or

(xv)          any Government Contract or active Government Contract Bid.

3.17          Inventory. Except as would not reasonably be expected to be material to the Business, the inventories of Seller used in the Business were acquired and maintained in the ordinary course of business, are of good and merchantable quality (subject to ordinary course defect or imperfection), and consist of items of a quantity and quality usable or salable in the ordinary course of business. Seller has used commercially reasonable efforts to continue to replenish inventories used in the Business in a normal and customary manner consistent with past practices. Except as would not reasonably be expected to be material to the Business, Seller has not received written notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of Target Products. The values at which inventories used in the Business are carried reflect the inventory valuation policy of Seller in all material respects, which policy is consistent with Seller’s past practice and in accordance with GAAP. Seller has no unrecorded Liabilities with respect to the return of any item of inventory in the possession of distributors, wholesalers, retailers or other Customers. Adequate provision has been made on the Financial Statements, in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate in all material respects to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

3.18         Accounts Receivable. Except as would not reasonably be expected to be material to the Business, the accounts receivable of Seller are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with Persons other than Affiliates, are not subject to any prior assignment or Encumbrance, and are not subject to valid defenses, set-offs or counter claims.

3.19         Customers and Suppliers. Section 3.19 of the Disclosure Schedule sets forth an accurate (i) list of the twenty (20) largest customers of the Business and (ii) a list of the twenty (20) largest suppliers of the Business as of June 30, 2022. As of the date hereof, Seller has not received any written notice that any such customer has ceased, or will cease to purchase or license the products of the Business, or has reduced, or will reduce, the purchase or license of the products of the Business from Seller and, to Seller’s Knowledge, no such customers or suppliers plan to cease or reduce the purchase or license of products of the Business from Seller. As of the date hereof, Seller has not received written notice that any such supplier has taken action to, or will take action to (a) terminate, or modify in a manner materially adverse to Seller, its relationship with Seller, (b) reduce the amount of goods or services that it is willing to supply to Seller or (c) materially increase the price of any good or services that it has previously supplied to Seller. All purchase and sale orders and other commitments for purchases and sales made by Seller or in connection with the Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or customer or any of their respective representatives other than payments to such suppliers or customers or their representatives for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business.

3.20         Taxes.

(a)            Tax Returns. To the extent that failure to do so would adversely impact the Purchased Assets or the Purchaser’s ownership of the Purchased Assets or operation of the Business, all required Tax Returns relating to any and all Taxes concerning or attributable to Seller’s operation of the Business and the Purchased Assets have been prepared and timely filed and such Tax Returns are true and correct and have been completed in accordance with the past practices of the Business and applicable Law.

(b)            Tax Payments; Accruals; Withholding. Seller has timely paid all Taxes that have become due (whether or not shown as due on a Tax Return), and will timely pay all Taxes that become due prior to the Closing. All Taxes that Seller was required to withhold or to collect for payment have been withheld or collected and, to the extent required, have been timely paid to the appropriate Tax Authorities and Seller has complied with all information reporting requirements in respect of such payments, including maintenance of required records with respect thereto, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. There are no liens for Taxes upon any of the assets of Seller related to the Business other than liens for Taxes not yet due and payable or which are being contested in good faith as set forth in Section 3.20(b) of the Disclosure Schedule.

(c)            Sections 409A and 280G. Each Seller Employee Plan is that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code, and the Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by any Business Employee in any such Seller Employee Plan, and no Business Employee or other service provider of Seller or any Affiliate of Seller related to the Business is entitled to any gross-up or otherwise entitled to indemnification by Seller for any violation of Section 409A of the Code. Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will with respect to any Business Employee (either alone or upon the occurrence of any additional or subsequent events): (i) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

3.21         Employee Benefit Plans.

(a)            Section 3.21(b) of the Disclosure Schedule contains a complete and accurate list of each Seller Employee Plan. At no time has Seller or any ERISA Affiliate been a party to or maintained, sponsored, contributed to or been obligated to contribute to, or had any Liability with respect to any plan subject to Title IV of ERISA or any retiree medical or retiree life insurance arrangement. At no time has Seller or any ERISA Affiliate contributed to or been obligated to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any plan described in Section 413 of the Code. None of the Seller Employee Plans is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(b)            Seller has made available to the Purchaser: (i) a complete copy of each Seller Employee Plan as amended (or a summary of any oral Seller Employee Plan) and (ii) a copy of any and all rulings or non-routine notices issued by a governmental authority, with respect to each such Seller Employee Plan.

(c)            Each of the Seller Employee Plans has been established, maintained, operated, and administered in material compliance with its terms and conditions and with the Law applicable to such Seller Employee Plan. Seller has provided all benefits required by Law. Each Seller Employee Plan that is intended to be tax-qualified under Section 401(a) of the Code is a prototype or volume submitter plan that is pre-approved by the IRS and covered by a currently-effective favorable IRS opinion or advisory letter. Nothing has occurred and no circumstance exists that could be reasonably expected to adversely affect the qualified status of such Seller Employee Plan.

(d)            There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audit, administrative or other proceedings pending or threatened (in writing) with respect to any Seller Employee Plan or any related trust or with respect to any of Seller, as the sponsor or fiduciary thereof, nor, to Seller’s Knowledge, is there any reasonable basis therefor. No Seller Employee Plan or any related trust or other funding medium or any fiduciary is the subject of an audit, investigation or examination by a Governmental Entity.

(e)            No tax under Code Section 4980B or Code Section 5000 has been incurred with respect to any Business Employee under any Seller Employee Plan that remains unsatisfied. Each Seller Employee Plan which constitutes a “group health plan” (as defined in ERISA, the Public Health Services Act or the Code) has been operated in compliance in all material respects with the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and the regulations and guidance issued thereunder (“ACA”), such that there is no reasonable expectation that any tax or penalty could be reasonably be expected to be imposed on the Company or any successor pursuant to the ACA that relates to such group health plan.

(f)            Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any of Seller’s current or former director, officer, employee, independent contractor or consultant related to the Business to severance, retention or change in control or any other payment or benefit; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of Seller to merge, amend or terminate any Seller Employee Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Seller Employee Plan.

3.22         Employees and Consultants.

(a)            The Schedule of Employees and Consultants attached hereto as Section 3.22 of the Disclosure Schedule accurately lists the names of all Business Employees (whether full-time, part-time, temporary, leased or other), and all independent contractors and consultants of Seller or any Affiliate of Seller providing services to or for the benefit of or related to the Business, as well as, to the extent applicable, each such Person’s: (a) base salary, hourly wage rate, or other rate of compensation, (b) full or part-time status, (c) location of employment or engagement, (d) whether employed pursuant to a visa, work permit, residence approval card or permit, (e) exempt status, (f) accrued but unused vacation, (g) dates of employment or engagement, (h) current position or title, (i) whether active or on a leave of absence (and if on a leave of absence, the date such leave began, the expected return data and the type of leave), (j) 2022 target annual bonus or other target cash incentive compensation arrangements, (k) 2021 target bonus or other target cash incentive compensation and the percentage of such target that was earned for 2021, (l) eligibility for commissions, (m) any contractual severance payments to which such Person would be entitled in the event of termination, resignation or change of control, and (n) retention benefits payable in connection with the transactions contemplated hereby (in cash or otherwise). Except as set forth on the Schedule of Employees and Consultants, no business Employee and no independent contractor or consultant of Seller or any Affiliate of Seller providing services to or for the benefit of or related to the Business is entitled, or may become entitled pursuant to any existing agreement, to any compensation, commission or other payment in connection with any design win or sale of any Target Product. The Seller has maintained all appropriate personnel and payroll records for each of the Business Employees in all material respects in accordance with applicable Law and will retain all such files and records pursuant to applicable Law.

(b)            There are no, and for the past five (5) years have not been any, proceedings pending, threatened or reasonably expected, between Seller or any Affiliate of Seller, on the one hand, and any of their current or former employees, consultants or independent contractors related to the Business, on the other hand, including any such claims initiated by a Governmental Entity. There are no, and for the past five (5) years have not been any, claims related to the Business pending, threatened or reasonably expected, against Seller under any workers’ compensation or long-term disability plan or policy that are not reasonably expected to be fully offset by insurance. Seller has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to any applicable Law governing health care, retirement or pension schemes or coverage or the extension or continuation of any such schemes or coverage. Neither Seller nor any Affiliate of Seller is party to any collective bargaining agreement or other labor union contract, or any contract with any works council, employee representative or other labor organization or collective group, and to Seller’s Knowledge, are there no, and for the past five (5) years have not been any, activities or proceedings of any labor union, works council, employee representative or other labor organization or collective group to organize its employees. There is no labor union, works council, employee representative or other labor organization or collective group which, pursuant to applicable Law or agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement. Seller has provided all Business Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that has become due and payable, as of the date hereof, and Seller has provided all consultants and independent contractors related to the Business with all fees that have become due and payable as of the date hereof. Except as otherwise set forth in Section 3.22 of the Disclosure Schedule, all Business Employees are employed on an at-will basis and have no entitlement to contractual severance or notice if terminated for any reason, and there is no written policy of paying severance pay or compensation to any employees related to the Business in connection with their termination of employment. Seller has complied with the requirements of applicable Law related to work authorization with respect to any foreign nationals employed by Seller and related to the Business, and all U.S. employees have signed a Form I-9.

(c)            Seller is in material compliance with all applicable Laws respecting or relating to its U.S. and non-U.S. workers, without limitation, employment practices, labor, contractor labor, terms and conditions of employment, occupational health and safety, layoffs, plant closing or reductions in force, worker classification and wage and hour, leave, workers’ compensation, immigration and work authorization, maintenance of employee records, payment of employee income taxes, social security contributions, gratuity payments and provident fund contributions, and collective bargaining as well as Laws prohibiting discrimination, harassment, and retaliation. To the extent the Seller or its Affiliates has performed background checks or similar reviews with respect to any Business Employee or other consultant, contractor or other service provider related to the Business, they have done so in accordance with applicable Law. Seller has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts and statutory funding required to be withheld from employees of Seller and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. With respect to each individual who has rendered services to or on behalf of the Business, whether directly or indirectly (including through a third person), Seller and each Affiliate of Seller has accurately classified in all material respects each such individual as an employee, independent contractor, or otherwise under any and all applicable Laws, and each such individual classified as an employee has been properly classified as exempt or nonexempt under any and all applicable Laws. Seller and its Affiliates have not, any time within the twelve (12) months preceding the date of this Agreement, had any “plant closing” or “mass layoff” (as defined in the WARN Act) or other terminations of employees that would create any obligations upon, or liabilities for Buyer under the WARN Act or similar state and local laws.

(d)            There is no pending or, to Seller’s Knowledge, threatened claim or litigation against Seller or any Affiliate of Seller with respect to allegations of sexual harassment, discrimination or other material workplace misconduct against any supervisory or managerial Business Employee, and (i) within the past five (5) years, there have been no reported internal or external complaints accusing any supervisory or managerial Business Employee of sexual harassment, discrimination or other material workplace misconduct, and (ii) within the past five (5) years there has been no settlement of or payment arising out of or relating to any litigation or complaint with respect to sexual harassment, discrimination or other workplace misconduct.

3.23          Insurance. Section 3.23 of the Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by Seller for the Business (the “Insurance Policies”). There is no material claim pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or where available insurance coverage (inclusive of defense expenses) will be exceeded. All premiums due and payable under all such policies have been paid and Seller is otherwise in compliance with the terms of such policies. To Seller’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies.

3.24          Compliance With Laws. Seller has complied with all Laws and is not in violation of any Law with respect to the Business. Seller has not received any notices of violation with respect to any Law with respect to the Business.

3.25          Claims. In the three (3) years prior to the Closing, no customer or other Person has asserted or, to Seller’s Knowledge, threatened to assert any claim against Seller in connection with the Business (i) under or based upon any warranty provided by or on behalf of Seller, (ii) under or based upon any other warranty relating to any Target Product, or (iii) under or based on any product liability claim relating to the Target Products.

3.26          Foreign Corrupt Practices. Neither Seller nor, to Seller’s Knowledge, any of its current employees, agents or representatives in each case, as related to the operation of the Business, has directly or indirectly taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977 (or any similar and applicable foreign Law), as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.27          Environmental Matters.

(a)           The following terms shall be defined as follows:

(i)            “Environmental Laws” shall mean any Laws that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended (“CERCLA”), and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended (“RCRA”).

(ii)            “Hazardous Materials” shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

(b)            Seller is and has been in compliance with all Environmental Laws relating to the Owned Real Property, the Leased Real Property and all other properties or facilities used, leased or occupied by Seller for the Business at any time (collectively, “Target Facilities;” such properties or facilities currently used, leased or occupied by Seller for the Business are defined herein as “Target Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any Target Facilities by Seller that may or will give rise to liability of Seller under Environmental Laws. To Seller’s Knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any Target Current Facilities. To Seller’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at Target Current Facilities. No civil, criminal or administrative action, proceeding or investigation is pending or threatened in writing against Seller with respect to Hazardous Materials or Environmental Laws. To Seller’s Knowledge, there are no facts or circumstances that could reasonably form the basis for assertion of a claim against Seller or that could reasonably form the basis for liability of Seller, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

3.28            Real Property.

(a)            Section 3.28 of the Disclosure Schedule sets forth a true and complete list of all Owned Real Property and all Leased Real Property, respectively, including (i) the street address of each parcel of Real Property, (ii) with respect to each parcel of Owned Real Property, the legal description thereof, and (iii) with respect to each parcel of Leased Real Property, a list of the documents that comprise the lease therefor, including, without limitation, all amendments and modifications thereto (collectively, the “Leases”). Seller has made available to Purchaser true, complete, and correct copies of all Leases, and no term or condition of any Lease has been modified, amended or waived except as shown in such copies. All Leases are in full force and effect, and there exists no default under any such lease by Seller or, to the Knowledge of Seller, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by Seller or any other party thereto. The Real Property constitutes all of the real property that is used in or relating to the operation of the Business. None of the Real Property is used in or relates to Seller’s or its Affiliates’ other businesses or operations that are not the Business.

(b)            Seller has (i) good and marketable title in fee simple to all Owned Real Property and to all Leased Real Property Seller leases to third parties, and (ii) good and marketable leasehold title to any Leased Real Property leased by Seller from others, in each case, free and clear of all Encumbrances. No Real Property is occupied by a third party, and no third party has a right to occupy any Real Property, other than as listed on Section 3.28 of the Disclosure Schedule. Seller has not received any notice that any Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Seller, has any such condemnation, expropriation or taking been proposed. There has not been any fire or other casualty affecting any of the Real Property. No alterations, installations, decorations, improvements, additions or other physical changes have been made to any of the Leased Real Property that are required to be, or may be required to be, removed or restored by or at the expense of the landlord thereunder. There are no contractual or legal restrictions that preclude or restrict the ability to use any Real Property for the current or contemplated use of such real property. There are no material latent defects or material adverse physical conditions affecting the Real Property. All plants, warehouses, distribution centers, structures and other improvements on the Real Property are adequately maintained and are in good operating condition and repair for the requirements of the Business as currently conducted and proposed to be conducted.

(c)            Neither Seller nor any of its Affiliates have received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting any of the Real Property, (ii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate any of the Real Property as currently operated, or (iii) special assessments with respect to any of the Real Property. Neither Seller nor any of its Affiliates have made any commitments to any Governmental Entity, utility company, school board, church or other religious body, or any owner or owners’ association, or to any other organization, group or individual, relating to any of the Real Property that would impose any obligation on any owner or lessee of the Real Property to make any contributions of money, dedications of land or grant of easements or right of way, or to construct, install or maintain any improvements of a public or private nature on or off any of the Real Property.

3.29            Bulk Sales Laws. The Purchased Assets are not subject to any bulk sales, bulk transfer of similar Laws of any jurisdiction.

3.30            Government Contracts and Government Contract Bids.

(a)            Since January 1, 2016 to the date hereof, neither Seller nor any of its principals has been debarred, suspended, or proposed for suspension or debarment or otherwise excluded from participation in the award of any Government Contract. To the Knowledge of Seller, no suspension, debarment, or exclusion action has been commenced or threatened against Seller, its Affiliates or any of its principals, agents or employees.

(b)            Schedule 3.30(b) of the Disclosure Schedule sets forth all facility security clearances held by Seller primarily related to the Business that Seller is permitted by Law to disclose. Seller is in compliance in all material respects with (i) applicable national security requirements, including the NISPOM and all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information, and (ii) applicable Laws with respect to all foreign government contracts. To the Knowledge of Seller, there are no facts or circumstances that could reasonably result in the suspension or termination of any facility security clearance held by the Seller or any personal security clearance held by any employee of Seller engaged in the Business.

(c)            All representations, certifications and statements executed, acknowledged or submitted in the past three (3) years in connection with any active Government Contract or active Government Bid were current, accurate and complete in all material respects as of the date made, including, representations, certifications and statements concerning Seller’s eligibility for awards under the Small Business Innovation Research program or other similar small business set-aside programs.

4.            Representations and Warranties of Purchaser.

Purchaser represents and warrants to Seller that the statements contained in this Section 4 are true and correct.

4.1            Organization, Existence and Good Standing. Purchaser is a corporation, validly existing and in good standing under the laws of the State of New Jersey.

4.2            Authority. Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of the other parties hereto, constitutes the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms.

4.3            Conflicts. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of any provisions of Purchaser’s Organizational Documents or (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse or time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any material contract or Law applicable to Purchaser or any properties or assets of Purchaser, except, in the case of clause (ii), for any such conflicts, violations, defaults, terminations, cancellations, accelerations or losses of benefits as, individually or in the aggregate, could not reasonably be expected to prevent or materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

4.4            Consents. Assuming the accuracy of the representations contained in Section 3.3 hereof, no consent, approval, order or authorization of, or registration, declaration or filing with, any third party or Governmental Entity, is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for any required filings under the Exchange Act.

4.5            Litigation. There are no actions, suits or proceedings pending or overtly threatened against or affecting Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.6            Brokers. Except as set forth in Schedule 4.6, none of Purchaser nor any of its Affiliates have dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Seller for arranging the transactions contemplated hereby or introducing the parties to each other.

4.7            Financing. Purchaser has, or will have prior to the Closing, sufficient unrestricted cash on hand, available lines of credit or other sources of immediately available funds to enable it to pay, in cash, the amounts set forth in Section 2.9 hereto and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the transactions contemplated hereby.

4.8            Independent Investigation. Purchaser has conducted an independent investigation of the Business and Seller’s business operations, assets, liabilities, results of operations and financial condition in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement, and has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in Section 3 of this Agreement and the representations and warranties of Seller explicitly set forth in any other Transaction Agreement.

5.            Additional Agreements.

5.1            Public Disclosure. Within four (4) Business Days following the date hereof, each of the Parties shall file an 8-K with the U.S. Securities and Exchange Commission (“SEC”) in a form reasonably acceptable to the other Party (the “8-K Filing”). Except for the 8-K Filing or statements containing information limited to and consistent with the information in the 8-K Filing, each of the Parties covenants that neither it nor any of its Affiliates shall, without the consent of the other Party (which consent shall not be unreasonably withheld or delayed), issue any press release or otherwise make any public statement or make any other disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, except as may be required by Law or as may be reasonably necessary in accordance with either Party’s disclosure obligations as a public company. The Parties shall cooperate as to the timing and contents of any announcement. Notwithstanding the provisions of this Section 5.1, (a) Purchaser and Parent shall be entitled to issue a press release in connection with the consummation of the transactions contemplated hereby so long as Seller is provided advance notice and an opportunity to comment (such comments to be reasonably considered in good faith), (b) except for the first sentence of this Section 5.1, nothing in this Section 5.1 shall restrict the Purchaser following the Closing and (c) the provisions of Section 5.1 of the Disclosure Schedule shall apply.

5.2            Expenses. Whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

5.3           Confidentiality. Seller shall not (and shall not cause, direct or permit its Affiliates, employees, or representatives to), directly or indirectly, disclose, reveal, divulge or communicate to any Person or otherwise use for any purpose (other than to the extent necessary to enforce Seller’s rights under this Agreement), in each case related to the period prior to Closing, any Confidential Information, including the terms, conditions or any other facts, relating to this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby; provided, that Confidential Information shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Seller or breach of or inaccuracy of any representation or warranty in this Agreement; (B) becomes available to Seller after the Closing Date on a non-confidential basis from a source other than Buyer, to the extent such source was not bound by a confidentiality, fiduciary or other obligation; (C) is not used primarily in connection with the Business. Notwithstanding the foregoing, Seller and its Affiliates may, as requested by or as determined reasonably necessary by the Seller or its Affiliates to comply with Law, a regulatory authority or other applicable judicial or governmental order, disclose Confidential Information; provided that Seller shall, to the extent practicable and permitted by Law, provide Purchaser with prompt written notice of any such request or requirement so that Purchaser (at its sole expense) may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 5.3. The foregoing shall not preclude Seller (or any of its Affiliates or the representatives of Seller or its Affiliates) from disclosing to attorneys, agents, advisors and other representatives of such Seller who have a need to know in connection with any of the foregoing or from enforcing its rights pursuant to this Agreement or any related agreement. Notwithstanding the provisions of this Section 5.3, the provisions of Section 5.3 of the Disclosure Schedule shall apply. This Section 5.3, subject to Section 5.3 of the Disclosure Schedule, is binding on the Seller and the Seller’s assigns and successors in interest, including an acquiror of the Seller or its Business. Seller shall cause its Affiliates, employees, and representatives to be restricted in the same way Seller is restricted under this Section 5.3 and Seller shall be responsible for any Damages as a result of such Affiliate’s, employee’s, or representative’s misuse of the Confidential Information.

5.4            Tax Matters.

(a)            Transfer Taxes shall be borne by Seller, including, without limitation, the transfer of any Purchased Assets hereunder; and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, that, if required by any Law, Purchaser will join in the execution of any such Tax Returns and other documentation.

(b)            Cooperation. Following the Closing Date, Purchaser and Seller shall, as reasonably requested by the other Party: (i) assist such other Party in preparing and filing any Tax Returns relating to the Business or the Acquired Assets; (ii) cooperate (x)  in preparing for any Tax audit of, or dispute with any Tax Authority regarding and any judicial or administrative proceeding relating to, liability for Taxes, (y) in the preparation or conduct of litigation or investigation of claims, and (z) in connection with the preparation of financial statements or other documents to be filed with any Tax Authority, in each case with respect to the Business or the Purchased Assets; (iii) make available to the other Party and to any Tax Authority as reasonably requested all information, records and documents relating to Taxes of the Business or the Purchased Assets(at the cost and expense of the requesting Party); and (iv) provide timely notice to the other Party in writing of any pending or threatened Tax audits or assessments relating to the Business or the Purchased Assets, including any assessment challenging the Final Cash Consideration. For the avoidance of doubt, the cooperation noted in this Section 5.4(b) shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)            Prorated Taxes. In the case of any Prorated Taxes that are payable for a Straddle Period, the portion of such tax which relates to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period. The Purchaser shall pay or cause to be paid, when due, to the applicable Tax Authority all Prorated Taxes relating to the Tax period during which the Closing Date occurs. Purchaser shall send to the Seller a statement that apportions the Prorated Taxes between Purchaser on the one hand, and the Seller on the other hand, based on Prorated Taxes actually invoiced and paid to the Tax Authority by the Purchaser, with the Seller being responsible for the period prior to and including the Closing Date and the Buyer being responsible for the period subsequent to the Closing Date.

5.5            R&W Insurance Policy. The R&W Insurance Policy shall contain an express waiver of subrogation rights against the Seller, its Affiliates and any of their direct or indirect shareholders, members, directors, officers, partners, principals (or the functional equivalent of any such position), attorneys, advisors, consultants and accountants, as well as or any other person or entity acting in a representative capacity for any of the foregoing (collectively, the “Seller Parties”) (directly or indirectly), except against the Seller in the case of Fraud by any of the Seller Parties. The Seller Parties shall be an express third-party beneficiary of such anti-subrogation provision. During the term of the R&W Insurance Policy, Purchaser shall (i) maintain the R&W Insurance Policy in full force and effect (or shall cause an appropriate Affiliate to do the same) and (ii) shall not, and shall not permit any Affiliate of Purchaser to amend, repeal or modify the anti-subrogation provisions of the R&W Insurance Policy in a manner that would adversely affect Seller Parties without Seller’s prior express written consent (such consent not to be unreasonably withheld).

5.6            Transferred Employee Matters.

(a)            At or promptly following the Closing, Purchaser shall have made offers of employment to all Personnel, and Seller shall obtain resignations from, or otherwise terminate, all Personnel who do not accept an offer of employment from Purchaser substantially concurrently with the Closing or from Purchaser pursuant to Section 2.10. Each offer of employment to Personnel shall provide for the level of base salary at least equal to the level of base salary or base compensation provided to such Employee as set forth on Section 3.22 of the Disclosure Schedule. At the Closing or on the Employee Document Deadline, as applicable, Seller shall terminate all Personnel who have not accepted an offer of employment with Purchaser or its designated Affiliate. Where any Personnel does not accept an offer for employment with Purchaser or its designated Affiliate and is terminated by Seller as a result, Seller shall be solely responsible for any severance indemnities or other Liability arising as a result of such termination, including, without limitation, the obligation to provide COBRA continuation coverage under Seller’s group health plan. Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee, officer, or director of the Business, including, without limitation, hourly pay, commission, bonus, salary, transaction bonuses, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period of service with Seller at any time prior to the Closing Date. Purchaser shall be solely responsible, and Seller shall have no obligations whatsoever, for any compensation or other amounts payable to any Transferred Employee, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay, relating to any period of time on or after the Closing Date or Employee Document Deadline, as applicable, including, but not limited to, in connection with any services provided to Purchaser by such Transferred Employee. The Seller shall retain all personnel and payroll files and records for the Personnel in accordance with applicable Law.

(b)            In accordance with Treasury Regulation Section 54.4980B-9, a group health plan sponsored by Seller (or an Affiliate of Seller or an ERISA Affiliate) shall, with respect to the Asset Purchase, offer COBRA continuation coverage to each “M&A qualified beneficiary” (as defined in Treasury Regulation Section 54.4980B-9, Q&A 4), and shall provide COBRA continuation coverage for the maximum required period to each M&A qualified beneficiary who timely elects such coverage and pays the required premiums for so long as Seller or an Affiliate of Seller or an ERISA Affiliate maintains a “group health plan.”

(c)            Purchaser shall or shall cause its designated Affiliate to use commercially reasonable efforts to give the Transferred Employees service credit for all periods of employment with Seller prior to the Closing Date or Employee Document Deadline, as applicable, to the same extent as service credit was given by Seller immediately prior to the Closing Date or Employee Document Deadline, as applicable, for purposes of eligibility to participate and entitlement to benefits (but not defined benefit pension plan accruals) under any 401(k) plan, health or welfare plan, vacation or severance policy or other similar employee benefit plans adopted or maintained by Purchaser or its controlled Affiliates on or after the Closing Date, except as would result in duplication of benefits. Purchaser shall or shall cause its designated Affiliate to use commercially reasonable efforts to (i) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Purchaser or its Affiliates for the benefit of the Transferred Employees, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the Seller Employee Plan, and (ii) provide full credit for any co-payments, deductibles or similar payments made or incurred prior to the Closing Date or Employee Document Deadline, as applicable, for the plan year in which the Closing occurs.

(d)            The provisions of this Section 5.6 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement, including any rights to continued employment or service with Seller, Purchaser, or any of their respective Affiliates. Notwithstanding anything in this Section 5.6 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Seller Employee Plan maintained, or any employee benefit plan maintained by Purchaser. Nothing contained herein shall be construed as requiring Purchaser to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

5.7            Transition of Clients. Beginning on the Closing Date, Seller shall take such actions as are reasonably required to transition the relationships of customer and clients of the Business and the relationships of any potential customer and clients of the Business to Purchaser.

5.8            Further Assurances; Wrong Pockets. Subject to the terms of this Agreement, each of Purchaser and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed on such other party by this Agreement or applicable law in connection with the consummation of the transactions contemplated hereby. From and after the Closing, in the event that Seller or its designated Affiliate determines (or Purchaser so notifies Seller in writing) that it is in possession of or owns any asset related to the Business that was not intended to be retained in connection with the transactions contemplated by this Agreement, Seller or its designated Affiliate shall cause such asset to be assigned to Purchaser or its designated Affiliate at no cost to Purchaser or its designated Affiliate. From and after the Closing, with respect to Contracts primarily related to the Business, to the extent such Contracts are not listed as Assumed Contracts, such Contracts shall, at the request of Purchaser, be transferred to Purchaser unless such Contract is expressly and specifically identified on the Disclosure Schedule as an Excluded Asset. From and after the Closing, in the event that Purchaser determines (or Seller so notifies Purchaser) that it is in possession of or owns any asset or Liability which was obtained in connection with the transactions contemplated by this Agreement and was not intended to be transferred in connection with the transactions contemplated by this Agreement, Purchaser shall cause such asset or Liability to be promptly transferred to Seller or its designated Affiliate at no cost to Seller or its designated Affiliate. In the event that, following the Closing, Seller receives any payment that either (i) relates to accounts receivable or other amounts in respect of the Purchased Assets or the Business or (ii) relates to products or services provided by Purchaser to customers or clients of the Business, Seller shall cause such payment to be promptly delivered to Purchaser or its designated Affiliate. At and following the Closing, Seller will effectuate the transition of any access points, servers and other hardware that are Excluded Assets in a manner that does not cause disruption to the Business. To the extent that Purchaser cannot be granted possession of, or have assigned or novated to it, any Purchased Asset as of the Closing Date (whether as a result of an outstanding consent request or for any other reason), such Purchased Asset will be held by Seller for and on behalf, and at the direction, of Purchaser until such time as Purchaser is granted possession thereof.  During such period of possession, Purchaser and Seller will work together in good faith (including as it relates to the allocation of costs and expenses) to permit Seller to satisfy any outstanding obligations of such Purchased Asset.  Seller will account to Purchaser for goods and/or services and any remuneration for the performance of obligations received under or in respect of any Assumed Contract.

5.9            Non-Competition; Non-Solicitation; No Hire.

(a)            Seller is familiar with trade secrets and other confidential information concerning the Specified Business, including (i) inventions, technology and research and development related to the Specified Business, (ii) partners, customers, programmers, sales representatives, marketing representatives, service providers, landlords, vendors, and suppliers as well as any lists of the foregoing related to the Specified Business, (iii) products (including products under development) and services related to the Specified Business and related costs and pricing structures and techniques, (iv) accounting and business methods and practices related to the Specified Business, and (v) similar and related confidential information and trade secrets related to the Specified Business. Seller acknowledges and agrees that Purchaser would be irreparably damaged if Seller were to directly or indirectly provide services to any Person competing with the Specified Business or engaging in a similar business and that such competition by Seller would result in a significant loss of goodwill by Purchaser. Seller hereby agrees that for the five (5) year period from and after the Closing Date (the “Restricted Period”), Seller shall not, directly or indirectly, through a controlled Affiliate or otherwise, either for its own benefit or for the benefit of any other Person without the prior written consent of Purchaser (which consent may not be unreasonably withheld, conditioned or delayed), compete with the Specified Business in any manner or capacity (e.g., through any form of ownership, lending relationship, or as an advisor, principal, agent, partner, officer, director, employee, employer, consultant, or otherwise), in each case, anywhere in the world. Seller shall not compete with the Specified Business’ work and/or be associated, whether for remuneration or not for remuneration, or whether in any manner as an organization that competes with the Specified Business or in a manner that would reasonably be expected to give rise to the exposure of the confidential information of the Specified Business.

(b)            Seller hereby agrees that from the date hereof through the end of the twenty-four (24) month period from and after the Closing Date, Seller shall not (and shall not cause, direct or permit its Affiliates to) directly or indirectly solicit to employ or employ (or engage as an independent contractor) any employee of Purchaser or any Transferred Employee.

(c)            The Parties acknowledge and agree that the amount of actual damages suffered by a non-breaching party(s) in the event of an actual or threatened breach of Section 5.3 or this Section 5.9 may be difficult or impossible to accurately calculate and there may not be an adequate remedy at law available to the non-breaching party to fully compensate the non-breaching party(s) in the event of such an actual or threatened breach. Consequently, the Parties agree that in addition to any other remedy or relief to which it may be entitled, in the event of a breach or threatened breach of Section 5.3 or this Section 5.9, the non-breaching Party and its successors and assigns shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), and neither the breaching Party nor any of their Affiliates will oppose the granting of any such relief on the ground(s) that the non-breaching Party has an adequate remedy at Law, has not proven actual damages, and/or should be required to post a bond or other security.

(d)            Seller expressly acknowledges and agrees that (i) each of the restrictions contained in Section 5.3 or this Section 5.9 is reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Purchaser’s interest in, and value of, the Specified Business (including the goodwill inherent therein), (ii) Seller is primarily responsible for the creation of such value, and (iii) Purchaser would not have entered into this Agreement or consummated the transactions contemplated hereby without the restrictions contained in Section 5.3 or this Section 5.9.

(e)            For purposes of this Section 5.9, “Specified Business” means any business related to the development, engineering, manufacture, marketing, distribution or sale of navigations sensors and systems or inertial sensors and systems for defense or commercial applications, including self-driving vehicles, in each case as operated by Seller as of immediately prior to the Closing.

(f)            Notwithstanding the provisions of this Section 5.9, the provisions of Section 5.9 of the Disclosure Schedule shall apply.

(g)            This Section 5.9, subject to Section 5.9 of the Disclosure Schedule, is binding on the Seller and the Seller’s assigns and successors in interest, including an acquiror of the Seller or its Business.

5.10            Payments to Transferred Employees. Prior to the Closing, Seller shall pay to each Transferred Employee an amount equal to the sum of (i) the unpaid bonus amount payable to such Transferred Employee in respect of Seller’s 2021 fiscal year (if any), (ii) accrued paid time off for such obligations that the Seller would have to any departing employee, as of the Closing Date and (iii) any unpaid expense reimbursements payable to such Transferred Employee as of the Closing Date.

No later than March 31, 2023, Seller shall pay to each Transferred Employee who was a participant in the Seller’s annual bonus plan and who was an employee of the Buyer as of December 31, 2022, an amount equal to the prorated services provided through the Closing Date, based on calculations used to pay participants who remain employees of Seller.

5.11            8-K Financial Information. Seller shall deliver to Purchaser (a) historical consolidated financial statements for the Business for the fiscal years ended December 31, 2020 and 2021, and for the relevant quarterly periods of 2021 and 2022 ended or ending, as the case may be, in a form that complies with and as required by the requirements of Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including information required for Purchaser to prepare the pro forma financial information required by Item 9.01 of Form 8-K, and (b) an unqualified report from the Company’s independent accounting firm stating that such historical consolidated financial statements for the Business and its subsidiaries for the fiscal years ended December 31, 2020 and 2021 and for the relevant quarterly periods of 2021 and 2022 ended or ending as the case may be, present fairly, in all material respects, the financial position, as well as the results of operations and cash flows, of the Business for the periods covered by the such financial statements, in conformity with GAAP (collectively, the “8-K Financial Information”). From and after the Closing, Seller shall use commercially reasonable efforts to provide access to Seller’s books, records, personnel, and representatives and cooperate with Purchaser in good faith so that Purchaser may comply with applicable legal requirements (including the SEC and any stock exchange) with respect to disclosure and reporting pertaining to the Business.

6.            Indemnification.

6.1            Indemnification.

(a)            Survival of Representations and Warranties. Subject to this Section 6.1(a), all representations and warranties made by Seller herein, in the Disclosure Schedule or in any certificate delivered pursuant hereto shall expire and terminate and be of no further force and effect as of the Closing. Nothing contained herein (other than the limitations set forth in this sentence) shall limit any party’s rights or remedies in the case of (i) Fraud, which claims shall survive for the period of the applicable statute of limitations under applicable Law, or (ii) representation or warranties made in or covenants contained in the Transaction Agreements (other than certificates delivered hereto) (the “Reserved Claims”). In furtherance of the foregoing, other than in connection with any Reserved Claim, upon the Closing each party hereby waives (on behalf of itself, each of its Affiliates and Representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty that such party may have against the other parties or any of their Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under Law, contract, tort or otherwise. Notwithstanding anything in this Agreement to the contrary, liability for breaches of representations and warranties, covenants, or obligations of Seller or a Seller Party set forth in the Transaction Agreements (other than any certificates delivered hereto) shall be governed by the terms of the applicable Transaction Agreement.

(b)            Indemnity. Subject to the limitations set forth in this Section 6, each Indemnifying Party will indemnify, defend and hold harmless Purchaser, any other direct or indirect subsidiary of Parent and their respective agents, representatives, officers, directors and employees (each an “Purchaser Indemnified Person”) from and against any Damages arising out of or in connection with:

(i)            any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement or any Transaction Agreement or certificate delivered hereto;

(ii)            the Excluded Assets or the Excluded Liabilities; or

(iii)            Fraud by (i) Seller or (ii) any Seller Party with the actual knowledge of any of the individuals set forth in the definition of “Seller’s Knowledge”.

(c)            Materiality Disregarded. Solely for purposes of the R&W Insurance Policy, for purposes of determining (i) the amount of any Damages with respect thereto and (ii) whether a breach has occurred, all representations and warranties of Seller that are qualified as to “materiality,” “material,” “Material Adverse Effect,” or other similar qualifications shall be deemed to be not so qualified.

(d)            Essential Term. The parties hereto acknowledge and agree that the rights of any Purchaser Indemnified Person to indemnification pursuant to this Section 6.1 are an essential part of the economic terms of the transactions contemplated by this Agreement. A Purchaser Indemnified Person’s rights to indemnification under this Agreement shall in no way be limited or eliminated or otherwise affected by the fact that such Purchaser Indemnified Person, or any of its directors, officers, employees or advisors, was at any time prior to or as of the Closing or the execution of this Agreement aware (or should have become aware) of any fact. In the case of a third-party claim, the Purchaser Indemnified Persons shall be entitled to recover Damages arising out of or in connection with any allegation that, if true, would constitute a claim for which the Purchaser Indemnified Persons would be entitled to recovery under this Section 6.1.

(e)            Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made pursuant to this Agreement as an adjustment to the Cash Consideration for all Tax purposes.

(f)            Purchaser Indemnification. Purchaser shall indemnify, defend and hold harmless Seller, any direct or indirect subsidiary of Seller and their respective agents, representatives, officers, directors and employees (each a “Seller Indemnified Person”) from and against any Damages arising out of or in connection with (i) any inaccuracy or breach of any representation or warranty made by Purchaser to Seller in Section 4; (ii) any material breach of any covenant or agreement to be performed by Purchaser or Parent pursuant to this Agreement or any Transaction Agreement or certificate delivered hereto or (iii) any Assumed Liabilities or Purchased Assets. Parent hereby unconditionally guarantees that it will satisfy any indemnification obligation of Purchaser or its Affiliates to the Seller Indemnified Persons that Purchaser or its Affiliates does not fulfill.

6.2            Claims Process. Promptly after becoming aware of the existence of potential Damages or a Third-Party Claim, Purchaser shall be entitled to deliver to Seller a certificate signed by an officer of Purchaser (an “Officer’s Certificate”) stating Purchaser’s good faith belief that Damages exist (or are reasonably expected to exist with respect to an identified matter) or that there has been an assertion in writing against any Purchaser Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Purchaser Indemnified Person (in each such case, a “Third-Party Claim”) that if successfully prosecuted, would give rise to the indemnification obligations of the Indemnifying Parties set forth in Section 6.1, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related. Notwithstanding the foregoing, no delay on the part of Purchaser in giving the Indemnifying Parties an Officer’s Certificate shall limit or reduce the Indemnifying Party’s right to indemnity hereunder, nor relieve the Indemnifying Party from any of its obligations, unless an Indemnifying Party is actually materially prejudiced thereby. Upon receipt of an Officer’s Certificate, Seller will deliver an amount as necessary to satisfy and pay (if and when it is determined that such amount is owed) the amount of the claim as stated in the Officer’s Certificate. Notwithstanding anything in this Agreement to the contrary, Purchaser Indemnified Persons shall not be entitled to recover under this Agreement unless an Officer’s Certificate has been delivered to Seller on or before the applicable survival period for such claim provided in Section 6.4. If Seller shall object in writing to any claim or claims by Purchaser made in any Officer’s Certificate, Purchaser shall have thirty (30) days to respond in a written statement to the objection of Seller. If after such thirty (30) day period there remains a dispute as to any claims, Seller and Purchaser shall attempt in good faith for an additional period of up to forty-five (45) days to agree upon the rights of the respective parties with respect to each of such claims, provided that if no agreement is reached, no amounts shall be owed by the Indemnifying Parties or recoverable by the Purchaser Indemnified Persons until a final decision, judgment or award has been rendered with respect to the indemnification matters set forth in the Officer’s Certificate (including a declaratory or similar judgment that the Purchaser Identified Persons are entitled to indemnification) and the time in which to appeal therefrom has expired.

6.3            Third-Party Claims. In the event a Purchaser Indemnified Person becomes aware of a Third-Party Claim that Purchaser believes may result in an indemnification claim pursuant to this Section 6, Purchaser shall notify Seller of such claim (but the failure to deliver such notice shall not limit Purchaser’s rights under this Agreement). Purchaser shall consult with Seller prior to entering into a settlement of any claim that would result in Damages being paid by the Indemnifying Parties. Purchaser shall not settle, compromise or otherwise resolve any Third-Party Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld conditioned or delayed; provided that the Indemnifying Party shall have no right to consent to the part of any such settlement, compromise or resolution which does not have any adverse impact on or cost to the Indemnifying Party. In the event that Seller has consented to any settlement of a Third-Party Claim with regard to a specific dollar amount of Damages, Seller shall not have any power to dispute (under Section 6.3, Section 6.4 or otherwise) Purchaser’s right to indemnity hereunder with respect to such settlement.

6.4            Limitations on Recovery.

(a)            Sole and Exclusive Remedy Pursuant to this Agreement. Following the Closing, the indemnification rights provided in this Section 6 shall constitute the sole and exclusive remedy pursuant to this Agreement with respect to Damages of any kind or nature arising out of or in connection with any breach of covenant contained in this Agreement, the transactions contemplated hereby or otherwise, other than in accordance with Section 7.12 hereof. Nothing in this Section 6.5(a) shall prevent or prohibit a party from seeking and/or obtaining specific performance in accordance with Section 7.12.

(b)            Cap on Liability. The recourse of the Purchaser Indemnified Persons pursuant to this Agreement shall be limited to an amount equal to the Cash Consideration as finally determined. The recourse of the Seller Indemnified Persons pursuant to this Agreement shall be limited to an amount equal to the Cash Consideration as finally determined.

(c)            Survival of Covenants. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period expressly contemplated by its terms.

(d)            No Limitation on Additional Agreements. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit recovery or recourse of the Purchaser or its Affiliates from a Person that enters Employment Documents or other agreements in connection with this Agreement to the extent that such Employment Documents or other agreements pursuant to its terms permits such recourse or remedy by the Purchaser or its Affiliates.

(e)            No Subrogation. For the avoidance of doubt, to the extent that an Purchaser Indemnified Person is entitled to indemnification pursuant to this Section 6, the Indemnifying Parties shall not be entitled to exercise, or be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Purchaser Indemnified Person or any of its subsidiaries or other Affiliates may have against any other Person with respect to any Damages, circumstances or matter to which such indemnification is directly or indirectly related.

6.5            R&W Insurance Sole Recourse.

(a)            Notwithstanding anything herein to the contrary, except in connection with Fraud, Purchaser’s sole recourse for breaches of representations and warranties in this Agreement or any certificate delivered hereto shall be the R&W Insurance Policy.

(b)            Notwithstanding anything herein to the contrary, in no event shall any Purchaser Indemnified Person be entitled to indemnification, reimbursement or other recovery for any amount to the extent any Purchaser Indemnified Person has already been indemnified or reimbursed for such amount under any other provisions of this Agreement.

7.            General Provisions.

7.1            Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly delivered and received: (i) upon receipt if delivered personally; (ii) three Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via electronic mail with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice:

if to Purchaser, to:

EMCORE Corporation
2015 Chestnut Street

Alhambra, California 91803
Attention: General Counsel
e-mail: legal@emcore.com

and a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, California 94304-1115
Attention: James Masetti and Drew Simon-Rooke

e-mail:  jim.masseti@pillsburylaw.com;

drew.simonrooke@pillsburylaw.com

if to Seller, to:

KVH Industries, Inc.

50 Enterprise Center

Middletown, RI 02842

Attention: Felise Feingold

e-mail:  ffeingold@kvh.com

and a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210

Attention: Joshua M. Zachariah and James Ding

e-mail:  jzachariah@goodwinlaw.com; jding@goodwinlaw.com

7.2            Taking of Necessary Action; Further Action. Seller will take all such commercially reasonable and lawful action as may be necessary or desirable in order to effectuate the Closing in accordance with this Agreement as promptly as possible. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Seller, the officers and directors of Seller are fully authorized in the name of Seller or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

7.3            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.4            Entire Agreement; Parties in Interest; Assignment. This Agreement, the Transaction Agreements, the exhibits and schedules hereto including the Disclosure Schedule, together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the letter of intent, dated June 23, 2022. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person. This Agreement shall not be assigned by operation of law or otherwise without the written consent of Purchaser.

7.5            Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.6            Remedies Cumulative. Except as otherwise provided herein, any and all remedies expressly conferred in this Agreement upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred by this Agreement, and the exercise by a party of any one remedy under this Agreement will not preclude the exercise of any other remedy expressly conferred by this Agreement.

7.7            Governing Law; Consent to Jurisdiction. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than those of the State of Delaware. Each of the Parties hereby irrevocably consents and agrees that it will only bring any action, suit or proceeding with respect to any matter arising under or relating to this Agreement or the subject matter of this Agreement or any of the transactions contemplated by this Agreement in the Court of Chancery of the State of Delaware (or if jurisdiction is not available in such court, then in the United States District Court for the District of Delaware or, if jurisdiction is not available in such court, then in the Superior Court of the State of Delaware) (together with the appellate courts having jurisdiction of appeals in such courts, the “Chosen Courts”). Each of the Parties hereby irrevocably accepts and submits, for itself and in respect of its properties, to the personal jurisdiction of the Chosen Courts, generally and unconditionally, with respect to any such action, suit, or proceeding. Each of the Parties hereby irrevocably consents to the service of process in any such action, suit, or proceeding in any such court by the mailing of a copy thereof by registered or certified mail, postage prepaid, to such Party at the address specified in Section 7.1 for notices to such Party. In addition to or in lieu of any such service, service of process may also be made in any other manner permitted by applicable Law. Each of the Parties hereby irrevocably and unconditionally waives any objection or defense that it may now or hereafter have to the laying of venue to any such action, suit, or proceeding in the Chosen Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim that any such action, suit, or proceeding brought in such Chosen Courts has been brought in an inconvenient forum.

7.8            WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER OF ANY OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY ANY OF THIS AGREEMENT. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7.9            Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. References herein to a Section shall be deemed to also refer to all subsections under such Section (e.g. a reference to Section 3.14(b) would be deemed to refer to Section 3.14(b)(i) and Section 3.14(b)(ii) and any subsections thereunder as well). The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references in this Agreement that provide that documents have been “delivered to Purchaser” or “provided to Purchaser” shall be deemed satisfied solely to the extent that the applicable document(s) was provided in the Electronic Data Room at least seventy-two (72) hours prior to the date hereof. Further, (a) each term defined in this Agreement has the meaning assigned to it, (b) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, (c) all references to $ or dollar amounts will be to lawful currency of the United States, (d) to the extent the term “day” or “days” is used, it will mean calendar days, (e) reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time, (f) reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time prior to the date hereof, (g) the information contained in the Schedules is disclosed solely for the purposes of this Agreement (h) when calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, if the last day of such period is not a Business Day, the period in question shall end on the next Business Day, and (i) the phrases “provided to,” “made available,” “furnished to,” and phrases of similar import when used in this Agreement, unless the context otherwise requires, shall mean, with respect to any statement in this Agreement to the effect that any information, document, or other material has been “delivered” or “provided” to the Purchaser or its legal counsel, that such information, document, or material was (x) to Seller’s Knowledge, true and correct at the time it was made available or delivered to the Purchaser or its legal counsel and (y) made available for review by the Purchaser or its representatives in the Data Room, in each case, at least one Business Day prior to the Closing Date.

7.10            Amendment; Waiver. This Agreement may be amended and any provision hereof may be waived at any time, in each case, only by execution of an instrument in writing signed by each of Purchaser and Seller. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar) unless explicitly waived.

7.11            No Third-Party Beneficiaries. Unless a provision of this Agreement specifically grants a right or benefit to a third party, there are no third-party beneficiaries to this Agreement and no third party has any rights under this Agreement or any of its provisions.

7.12            Specific Performance; Injunctive Relief. Purchaser and Seller each agree that Seller’s business is unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages would be inadequate and would have no adequate remedy at law. Accordingly, Purchaser and Seller each agree that each party that is harmed by a breach of this Agreement shall have the right, in addition to any other lawful rights and remedies existing in its favor, to enforce its rights and its counterparty’s obligations under this Agreement not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief, in each case without the requirement of posting a bond or proving actual damages. If any such action is brought by a party to enforce this Agreement, the party against whom such action is brought hereby waives the defense that there is an adequate remedy at law.

7.13            Limitation on Warranties. Purchaser has conducted its own independent investigation, review and analysis of Seller and the Business and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Section 3 of this Agreement (including related portions of the Disclosure Schedule); and (b) Seller has not made any representation or warranty as to Seller, except as expressly set forth in Section 3 of this Agreement (including the related portions of the Disclosure Schedule). Purchaser acknowledges that Seller, directly or indirectly, has not made, and Purchaser has not relied on, any representation or warranty regarding the pro forma financial information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements of the Business (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or forward-looking statements), and Purchaser will not make or have any claim with respect thereto.

[Signatures appear on following page]

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

[Signatures appear of following page]

KVH INDUSTRIES, INC.

By:	/s/ Brent C. Bruun
Name: Brent C. Bruun
Title: President and Chief Executive Officer

Signature Page to Asset Purchase Agreement

EMCORE CORPORATION

By:	/s/ Jeffrey Rittichier
Name: Jeffrey Rittichier
Title: Chief Executive Officer and President

Signature Page to Asset Purchase Agreement

DELTA ACQUISITION SUB, INC.

By:	/s/ Ryan Hochgesang
Name: Ryan Hochgesang
Title: Vice President, General Counsel and Secretary

Signature Page to Asset Purchase Agreement